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Filed Pursuant to Rule 424(b)(2)
Registration No. 333-153222

$1,129,365,000

TYCO INTERNATIONAL FINANCE S.A.

TYCO INTERNATIONAL LTD.

OFFER TO EXCHANGE

New $421,961,000 7.0% Notes due 2019
New $707,404,000 6.875% Notes due 2021

for

$421,961,000 7.0% Notes due 2019
$707,404,000 6.875% Notes due 2021

fully and unconditionally guaranteed, as described herein, by

Tyco International Ltd.

         This exchange offer will expire at 5 p.m., New York City time, on October 13, 2008, unless extended.

         Terms of the exchange offer:

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  We are offering:
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  New $421,961,000 7.0% Notes due 2019 in exchange for outstanding $421,961,000 7.0% Notes due 2019;

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  New $707,404,000 6.875% Notes due 2021 in exchange for outstanding $707,404,000 6.875% Notes due 2021; and

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  You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

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  The exchange of outstanding notes for new notes will not be a taxable exchange for United States federal income tax purposes.

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  The terms of the new notes to be issued are substantially identical to the terms of the outstanding notes, except that transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes do not apply to the new notes.

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  Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange securities. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange securities received in exchange for unregistered securities where the unregistered securities were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the date of this prospectus, we will make this prospectus available to any broker-dealer for use in connection with resale. See "Plan of Distribution".

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  We will not receive any proceeds from the exchange offer.

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  There is no existing market for the new notes to be issued, and we do not intend to apply for their listing on any securities exchange.

         In this prospectus, we refer to the new $421,961,000 7.0% Notes due 2019 as the new 2019 notes and to the new $707,404,000 6.875% Notes due 2021 as the new 2021 notes. We refer to these two series of new notes collectively as the new notes. Similarly, we refer to the outstanding notes, by series, as the outstanding 2019 notes and the outstanding 2021 notes, and collectively as the outstanding notes. See "Description of the new notes and the Guarantee" for more information about the new notes.

         Investing in the new notes involves risks. See "Risk Factors" beginning on page 8 of this prospectus to read about factors you should consider before participating in the exchange offer.

         Neither the Securities and Exchange Commission, or SEC, nor any other federal or state agency nor the Bermuda Ministry of Finance or Registrar of Companies has approved or disapproved of these securities to be distributed in the exchange offer, nor have any of these organizations or the Bermuda Monetary Authority determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is September 11, 2008.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus is current only as of its date.

        This exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

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MARKET AND INDUSTRY DATA

        We obtained the market and competitive position data used in this prospectus from our own research, surveys or studies conducted by third parties and industry or general publications.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, or Exchange Act, and, in accordance with these requirements, we file reports and other information relating to our business, financial condition and other matters with the SEC. We are required to disclose in such reports certain information, as of particular dates, concerning our operating results and financial condition, officers and directors, principal holders of securities, any material interests of such persons in transactions with us and other matters. Our filed reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

        The SEC also maintains a website that contains reports and other information regarding registrants like us that file electronically with the SEC. The address of such site is: http://www.sec.gov. Reports, proxy statements and other information concerning our business may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

        Our Internet website is www.tyco.com. We make available free of charge on our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, reports filed pursuant to Section 16 and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the SEC. In addition, we have posted the charters for our Audit Committee, Compensation and Human Resources Committee and Nominating and Governance Committee, as well as our Board Governance Principles, under the heading "Governance" in the Corporate Responsibility section of our website.

 FORWARD-LOOKING STATEMENTS

        Certain statements in this prospectus or incorporated by reference into this prospectus are "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "project" and similar expressions are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in press releases, written statements or other documents filed with the SEC, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls, regarding expectations with respect to sales, earnings, cash flows, operating efficiencies, product expansion, backlog, the consummation and benefits of acquisitions and divestitures or other matters, as well as financings and repurchases of debt or equity securities, are subject to known and unknown risks, uncertainties and contingencies. Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performances or achievements. Factors that might affect such forward-looking statements include, among other things:

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  overall economic and business conditions;

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  the demand for Tyco's goods and services;

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  competitive factors in the industries in which Tyco competes;

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  changes in tax requirements (including tax rate changes, new tax laws and revised tax law interpretations);

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  results and consequences of Tyco's internal investigations and governmental investigations concerning Tyco's governance, management, internal controls and operations including its business operations outside the United States;

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  the outcome of litigation and governmental proceedings;

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  effect of income tax audit settlements;

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  the ratings on our debt and our ability to repay or refinance our outstanding indebtedness as it matures;

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  our ability to operate within the limitations imposed by financing arrangements and to maintain our credit ratings;

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  interest rate fluctuations and other changes in borrowing costs;

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  other capital market conditions, including foreign currency rate fluctuations;

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  availability of and fluctuations in the prices of key raw materials, including steel and copper;

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  economic and political conditions in international markets, including governmental changes and restrictions on the ability to transfer capital across borders;

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  the ability to achieve cost savings in connection with Tyco's strategic restructuring and Six Sigma initiatives;

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  potential further impairment of our goodwill and/or our long-lived assets;

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  the impact of fluctuations in the price of Tyco common shares;

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  changes in U.S. and non-U.S. government laws and regulations; and

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  the possible effects on Tyco of pending and future legislation in the United States that may limit or eliminate potential U.S. tax benefits resulting from Tyco's incorporation in Bermuda, or deny U.S. government contracts to Tyco based upon its incorporation in Bermuda.

        The risk factors discussed in "Risk Factors" beginning on page 8 and incorporated into this document by reference could cause our results to differ materially from those expressed in forward-looking statements. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business. We expressly disclaim any obligation to update these forward-looking statements other than as required by law.

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        Tyco International Finance S.A. and Tyco International Ltd. "incorporate by reference" information into this prospectus, which means that we disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained in this prospectus or a subsequently filed document that is incorporated by reference. This prospectus incorporates by reference the documents set forth below, which Tyco International Ltd. has filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except for current reports on Form 8-K containing only disclosure furnished under Items 2.02 or 7.01 of Form 8-K and exhibits relating to such disclosure, unless otherwise specifically stated in the Form 8-K, until the expiration of the exchange offer.

        In accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", certain businesses divested during fiscal year 2008 have been classified as discontinued operations in our interim consolidated financial statements for the three and nine months ended June 27, 2008. The effects of reclassifying such businesses as discontinued operations individually or in the aggregate are not material to previously issued annual and interim financial statements. As a result, the financial statements included in the previously issued Annual Report on Form 10-K for the fiscal year ended September 28, 2007 and interim Quarterly Reports on Form 10-Q for the quarters ended December 28, 2007 and March 28, 2008, which have been incorporated by reference in this registration statement have not been recasted to reflect such businesses as discontinued operations. Upon filing of the annual financial statements on Form 10-K for the fiscal year ended September 26, 2008, we intend to recast the financial statements for fiscal years ended September 28, 2007 and September 29, 2006 to reflect such businesses as discontinued operations. Additionally, we intend to recast the selected financial data for the fiscal years ended September 30, 2005 and 2004. The effect of reflecting such businesses as discontinued operations will increase our loss from continuing operations by $9 million to $2,528 million for the fiscal year ended September 28, 2007. Our income from continuing operations will decrease by $8 million, $10 million and $12 million to $815 million, $571 million and $333 million for the fiscal years ended September 29, 2006 and September 30, 2005 and 2004, respectively. Our net revenues will decrease by $308 million, $272 million, $281 million and $259 million to $18,473 million, $17,064 million, $16,384 million and $15,770 million for the fiscal years ended September 28, 2007, September 29, 2006 and September 30, 2005 and 2004, respectively. The recasting of the financial statements will not have an effect on previously reported net income or loss, total assets and liabilities, shareholders' equity or cash flows from operating, investing and financing activities for the fiscal years ended September 28, 2007, September 29, 2006 and September 30, 2005 and 2004.

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  Annual Report on Form 10-K for the fiscal year ended September 28, 2007, filed on November 27, 2007 (including the portions of our Proxy Statement on Schedule 14A, filed on January 18, 2008, incorporated by reference therein);

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  Current Report on Form 8-K filed on October 22, 2007;

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  Quarterly Report on Form 10-Q for the quarter ended December 28, 2007 filed February 5, 2008;

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  Current Report on Form 8-K filed on February 13, 2008;

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  Current Report on Form 8-K with respect to item 8.01 filed on March 5, 2008;

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  Current Report on Form 8-K filed on April 11, 2008;

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  Current Report on Form 8-K filed on April 14, 2008;

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  Current Report on Form 8-K filed on April 16, 2008;

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  all Current Reports on Forms 8-K filed on April 29, 2008;

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  Quarterly Report on Form 10-Q for the quarter ended March 28, 2008 filed May 6, 2008;

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  Current Report on Form 8-K filed on May 12, 2008;

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  Current Report on Form 8-K filed on June 3, 2008;

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  Current Report on Form 8-K filed on June 5, 2008;

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  Current Report on Form 8-K filed on June 26, 2008;

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  Current Report on Form 8-K filed on July 28, 2008;

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  Quarterly Report on Form 10-Q for the quarter ended June 27, 2008 filed August 5, 2008; and

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  Current Report on Form 8-K filed on September 10, 2008.

SUMMARY

        This summary highlights information contained in this prospectus relating to Tyco International and the notes we are offering. The term "TIFSA" refers to Tyco International Finance S.A., an issuer of the notes. Except as otherwise indicated or unless the context otherwise requires, "Tyco International," "we," "us" and "our" refer to Tyco International Ltd. and its consolidated subsidiaries, including TIFSA. The terms "Tyco" and "Tyco International Ltd." refer only to Tyco International Ltd., a Bermuda exempted company and an issuer of the notes, without including its consolidated subsidiaries.

        On June 3, 2008, we issued the outstanding notes pursuant to exchange offers to certain qualified institutional buyers and certain non-U.S. persons. In this prospectus, the term "outstanding notes" refers collectively to the 7.0% Notes due 2019 and the 6.875% Notes due 2021, all issued pursuant to the exchange offers. The term "new notes" refers collectively to the 7.0% Notes due 2019 and the 6.875% Notes due 2021, all as registered hereby under the Securities Act of 1933, as amended (the "Securities Act"). The term "notes" refers to both the outstanding notes and the new notes.

        Unless otherwise indicated, references in this prospectus to fiscal 2007, fiscal 2006 and fiscal 2005 are to Tyco International's fiscal years ended September 28, 2007, September 29, 2006 and September 30, 2005.

General

        Effective June 29, 2007, we completed the spin-offs of Covidien and Tyco Electronics, formerly our Healthcare and Electronics businesses, respectively, into separate, publicly traded companies (the "Separation") in the form of a distribution to Tyco shareholders. The distribution was made on June 29, 2007, to Tyco shareholders of record on June 18, 2007, the record date. Each Tyco shareholder received 0.25 of a common share of each of Covidien and Tyco Electronics for each Tyco common share held on the record date. As a result of the distribution, the operations of Tyco's former Healthcare and Electronics businesses are now classified as discontinued operations in all periods presented.

        In connection with the Separation, we realigned our management and segment reporting structure. The segment data presented reflects the new segment structure. We reported financial and operating information in the following five segments, effective March 31, 2007:

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  ADT Worldwide designs, sells, installs, services and monitors electronic security systems to residential, commercial, industrial and governmental customers.

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  Flow Control designs, manufactures, sells and services valves, pipes, fittings, valve automation and heat tracing products for the water and wastewater markets, the oil, gas and other energy markets along with general process industries.

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  Fire Protection Services designs, sells, installs and services fire detection and fire suppression systems to commercial, industrial and governmental customers.

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  Electrical and Metal Products designs, manufactures and sells steel tubing and pipe products, as well as cable products, including pre-wired armored cable and flexible conduit products for commercial construction.

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  Safety Products designs, manufactures and sells fire protection, security and life safety products, including fire suppression products, breathing apparatus, intrusion security, access control and video management systems. In addition, Safety Products manufactures products installed and serviced by ADT Worldwide and Fire Protection Services.

        We also provide general corporate services to our segments and these costs are reported as Corporate and Other.

Tyco International Finance S.A.

        Tyco International Finance S.A., or TIFSA, a Luxembourg public limited liability company (société anonyme), is a wholly-owned subsidiary of Tyco International Ltd. TIFSA's registered and principal offices are located at 29 avenue de la Porte Neuve, L-2227 Luxembourg and registered with the Luxembourg Trade and Companies Register under the number B 123.550. Its telephone number at that address is (352) 266-378-41. TIFSA is a holding company established to directly and indirectly own substantially all of the operating subsidiaries of Tyco International Ltd., to issue the notes and to perform treasury operations for Tyco International. Otherwise, it conducts no independent business.

Tyco International Ltd.

        Tyco International Ltd. is a Bermuda exempted company. Its registered and principal office is located at Second Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda, and its telephone number at that address is (441) 292-8674. Its management office in the United States is located at 9 Roszel Road, Princeton, New Jersey 08540.

Risk Factors

        We face risks in connection with the general conditions and trends of our industry and the operation of our business, and there are risks associated with Tyco's incorporation in Bermuda and TIFSA's formation in Luxembourg, as well as risks associated with an investment in the notes. These risks are discussed in the sections entitled "Risk Factors" below and in the documents incorporated by reference herein.

 The Exchange Offer

        In connection with exchange offering of the outstanding notes, Tyco and TIFSA entered into an exchange and registration rights agreement with respect to each series of the outstanding notes. Under that agreement, Tyco and TIFSA agreed to use commercially reasonable efforts to file a registration statement relating to the outstanding notes and cause it to become effective by February 3, 2009. The registration statement of which this prospectus forms a part was filed to comply with those obligations under the exchange and registration rights agreement.

Issuer	Tyco International Finance S.A. Tyco International Ltd.
Guarantor	Tyco International Ltd.
New notes offered	Up to $421,961,000 of new 2019 notes. Up to $707,404,000 of new 2021 notes.
Outstanding notes	$421,961,000 7.0% Notes due 2019. $707,404,000 6.875% Notes due 2021.
The exchange offer

We are offering to issue registered new notes in exchange for a like principal amount and like denomination of our outstanding notes of the same series. We are offering to issue these registered new notes to satisfy our obligations under an exchange and registration rights agreement that we entered into when we issued the outstanding notes. You may tender your outstanding notes for exchange by following the procedures described in the section entitled "The Exchange Offer" elsewhere in this prospectus.

Tenders; expiration date; withdrawal

The exchange offer will expire at 5:00 p.m., New York City time, on October 13, 2008, which is 30 days after the exchange offer is commenced, unless we extend it. If you decide to exchange your outstanding notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. You may withdraw any outstanding notes that you tender for exchange at any time prior to the expiration of the exchange offer. If we decide for any reason not to accept any outstanding notes you have tendered for exchange, those outstanding notes will be returned to you without cost promptly after the expiration or termination of the exchange offer. See "The Exchange Offer—Terms of the Exchange Offer" for a more complete description of the tender and withdrawal provisions.

Conditions to the exchange offer

The exchange offer is subject to customary conditions, some of which we may waive. See "The Exchange Offer—Conditions to the Exchange Offer" for a description of the conditions. Other than the federal securities laws, we are not subject to federal or state regulatory requirements in connection with the exchange offer.

U.S. federal income tax considerations	Your exchange of outstanding notes for new notes to be issued in the exchange offer will not result in any gain or loss to you for U.S. federal income tax purposes.
Use of proceeds	We will not receive any cash proceeds from the exchange offer.
Exchange agent	Wilmington Trust Company.
Consequences of failure to exchange your outstanding notes

Outstanding notes that are not tendered or that are tendered but not accepted will continue to be subject to the restrictions on transfer that are described in the legend on those notes. In general, you may offer or sell your outstanding notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. Except in limited circumstances with respect to specific types of holders of outstanding notes, we will have no further obligation to register the outstanding notes. If you do not participate in the exchange offer, the liquidity of your outstanding notes could be adversely affected. See "The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes."

Consequences of exchanging your outstanding notes

Based on interpretations of the staff of the SEC, we believe that you may offer for resale, resell or otherwise transfer the new notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if you:

	•	acquire the new notes issued in the exchange offer in the ordinary course of your business;
	•	are not participating, do not intend to participate, and have no arrangement or undertaking with anyone to participate, in the distribution of the new notes issued to you in the exchange offer; and
	•	are not an "affiliate" of Tyco International as defined in Rule 405 of the Securities Act.

If any of these conditions is not satisfied and you transfer any new notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur.

Any broker-dealer that acquires new notes in the exchange offer for its own account in exchange for outstanding notes that it acquired through market-making or other trading activities must acknowledge that it will deliver a prospectus when it resells or transfers any new notes issued in the exchange offer. See "Plan of Distribution" for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

Interest on outstanding notes exchanged in the offer

On the record date for the first interest payment date following the consummation of the exchange offer, holders of new notes will receive interest accruing from the most recent date to which interest has been paid on the outstanding notes.

The new notes

        The terms of the new notes we are issuing in this exchange offer and the outstanding notes are identical in all material respects, except the new notes offered in the exchange offer:

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  will have been registered under the Securities Act;

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  will not contain transfer restrictions and registration rights that relate to the outstanding notes; and

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  will not contain provisions relating to the payment of additional interest to the holders of the outstanding notes under circumstances related to the timing of the exchange offer.

Summary Terms of the New Notes

        A brief description of the material terms of the new notes follows. For a more complete description, see "Description of the new notes and the Guarantee."

Issuer	Tyco International Finance S.A. Tyco International Ltd.
Guarantor	Tyco International Ltd.
New notes offered	Up to $421,961,000 of new 2019 notes. Up to $707,404,000 of new 2021 notes.
Outstanding notes	$421,961,000 7.0% Notes due 2019. $707,404,000 6.875% Notes due 2021.
Maturity date	The new 2019 notes will mature on December 15, 2019. The new 2021 notes will mature on January 15, 2021.
Accrued interest

Holders whose outstanding notes are accepted for exchange will not receive a payment in respect of interest accrued but unpaid on such outstanding notes from the most recent interest payment date up to but excluding the settlement date. Instead, interest on the new notes received in exchange for such outstanding notes will (i) accrue from the last date on which interest was paid on such outstanding notes and (ii) accrue at the same rate as and be payable on the same dates as interest was payable on such outstanding notes. Furthermore, if any interest payment occurs prior to the settlement date on any outstanding notes already tendered for exchange in the exchange offer, the holder of such outstanding notes will be entitled to receive such interest payment.

Interest payment dates	Interest on the new 2019 notes will be payable semi-annually, in arrears, on June 15 and December 15 of each year.
Interest on the new 2021 notes will be payable semi-annually, in arrears, on July 15 and January 15 of each year.
Interest rate	7.0% on the new 2019 notes. 6.875% on the new 2021 notes.
Ranking	The new notes will be unsecured and unsubordinated obligations that rank equally in right of payment with all of TIFSA's and Tyco's existing and future unsecured and unsubordinated indebtedness.
Form and denomination

The new notes will be issued in fully registered form. Each series of the new notes will be represented by one or more global notes deposited with the Trustee as a custodian for DTC and registered in the name of Cede & Co., DTC's nominee. Beneficial interests in the global notes will be shown on, and any transfers will be effective only through, records maintained by DTC and its participants.

Minimum denomination	Interests in the global notes will be issued in integral multiples of $1,000.

Registration Rights	The new notes will have no registration rights.
Events of default	For a discussion of events that will permit acceleration of the payment of the principal of and accrued interest on the new notes, see "Description of the new notes—Events of Default."
Listing	We do not intend to list the new notes on any securities exchange.
Governing law	New York law.
Book-entry depository	DTC.
Trustee	Wilmington Trust Company.
Risk Factors

See "Risk Factors" beginning on page 8 of this prospectus, and on page 13 of our Annual Report on Form 10-K for the fiscal year ended September 28, 2007, filed on November 27, 2007 for a discussion of factors that should be considered by holders of outstanding notes before tendering their outstanding notes in the exchange offer.

RISK FACTORS

        Investing in the notes involves various risks, including the risks described below and in the documents we incorporate by reference herein, including our Annual Report on Form 10-K for the fiscal year ended September 28, 2007, filed on November 27, 2007. You should carefully consider these risks and the other information contained in this prospectus before deciding to exchange any outstanding notes. In addition to the risks incorporated by reference herein and those described below, our business is subject to risks that affect many other companies, such as competition, technological obsolescence, labor relations, general economic conditions, geopolitical events and international operations. Additional risks not currently known to us or that we currently believe are immaterial also may impair our business operations, financial condition and liquidity.

Risks Relating to the Notes

You may be adversely affected if you fail to exchange outstanding notes.

        We will issue new notes to you only if your outstanding notes are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes, and you should carefully follow the instructions on how to tender your outstanding notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the outstanding notes. If you are eligible to participate in the exchange offer and do not tender your outstanding notes or if we do not accept your outstanding notes because you did not tender your outstanding notes properly, you will continue to hold outstanding notes that are subject to the existing transfer restrictions and will no longer have any registration rights or be entitled to any additional interest with respect to the outstanding notes. In addition:

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  If you tender your outstanding notes for the purpose of participating in a distribution of the new notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the new notes; and

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  If you are a broker-dealer that receives new notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those new notes.

        After the exchange offer is consummated, if you continue to hold any outstanding notes, you may have difficulty selling them because there will be fewer outstanding notes outstanding.

There is no public market for the notes, and we do not know if an active trading market will ever develop or, if a market does develop, whether it will be sustained.

        Each series of new notes will constitute a new issue of securities of the same class as the applicable series of outstanding notes, and there is no existing trading market for any series of notes. We cannot assure you as to the development or liquidity of any trading market for the new notes.

        We do not intend to apply for listing or quotation of any series of new notes on any securities exchange or stock market. In addition, if a large amount of outstanding notes are not tendered or are tendered improperly, the limited amount of new notes that would be issued and outstanding after we consummate the exchange offer would reduce liquidity and could lower the market price of those new notes. The liquidity of any market for each series of notes will depend on a number of factors, including:

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  the number of holders of such series of notes;

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  our ability to complete the exchange offer;

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  our operating performance, financial condition or prospects;

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  the market for similar securities;

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  the interest of securities dealers in making a market in the applicable series of notes; and

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  prevailing interest rates.

        The market, if any, for the new notes may not be free from disruption, and any such disruption may adversely affect the prices at which you may sell your new notes. You may not be able to sell your new notes at a particular time, and the price that you receive when you sell may not be favorable.

 RATIO OF EARNINGS TO FIXED CHARGES(1)

        The following table sets forth information regarding our ratio of earnings to fixed charges for the periods shown. For purposes of determining the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes, minority interest, and cumulative effect of accounting changes, fixed charges, and amortization of capitalized interest. Fixed charges consist of interest expense (before interest is capitalized), amortization of debt premiums and discounts, capitalized expenses related to indebtedness, and one-third of rent expense, which represents an appropriate interest factor on operating leases. Fixed charges represent amounts relating to continuing operations.

	For The Nine Months Ended
			Fiscal
	June 27, 2008	June 29, 2007
			2007	2006	2005	2004	2003
Ratio of earnings to fixed charges	3.56	—(2)	—(3)	3.67	2.29	1.81	—(4)

(1)
In accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", certain businesses divested during fiscal year 2008 have been classified as discontinued operations in our interim consolidated financial statements for the three and nine months ended June 27, 2008. The effects of reclassifying such businesses as discontinued operations individually or in the aggregate are not material to previously issued annual and interim financial statements. As a result, the financial statements included in the previously issued Annual Report on Form 10-K for the fiscal year ended September 28, 2007 and interim Quarterly Reports on Form 10-Q for the quarters ended December 28, 2007 and March 28, 2008, which have been incorporated by reference in this registration statement have not been recasted to reflect such businesses as discontinued operations. Upon filing of the annual financial statements on Form 10-K for the fiscal year ended September 26, 2008, we intend to recast the financial statements for fiscal years ended September 28, 2007 and September 29, 2006 to reflect such businesses as discontinued operations. Additionally, we intend to recast the selected financial data for the fiscal years ended September 30, 2005 and 2004. The effect of reflecting such businesses as discontinued operations will increase our loss from continuing operations by $9 million to $2,528 million for the fiscal year ended September 28, 2007. Our income from continuing operations will decrease by $8 million, $10 million and $12 million to $815 million, $571 million and $333 million for the fiscal years ended September 29, 2006 and September 30, 2005 and 2004, respectively. Our net revenues will decrease by $308 million, $272 million, $281 million and $259 million to $18,473 million, $17,064 million, $16,384 million and $15,770 million for the fiscal years ended September 28, 2007, September 29, 2006 and September 30, 2005 and 2004, respectively. The recasting of the financial statements will not have an effect on previously reported net income or loss, total assets and liabilities, shareholders' equity or cash flows from operating, investing and financing activities for the fiscal years ended September 28, 2007, September 29, 2006 and September 30, 2005 and 2004. Additionally, the ratio of earnings to fixed charges disclosed in this Form S-4 for the five fiscal years included in the period ending September 28, 2007 include the results of the divested businesses in earnings from continuing operations before income taxes, minority interest and cumulative effect of accounting changes as the impact was not material to any of the periods presented.

(2)
In the nine months ended June 29, 2007, fixed charges exceeded earnings by $2,542 million.

(3)
In fiscal 2007, fixed charges exceeded earnings by $2,184 million.

(4)
In fiscal 2003, fixed charges exceeded earnings by $434 million.

 USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes as contemplated by this prospectus, we will receive in exchange outstanding notes in like principal amount, which will be cancelled and as such will not result in any change in our indebtedness.

CAPITALIZATION

        The following table presents our capitalization as of June 27, 2008 on an unaudited historical basis. This table should be read in conjunction with the financial information incorporated by reference into this prospectus and the consolidated and combined financial statements for Tyco International Ltd. and accompanying notes incorporated by reference in this prospectus.

As of June 27, 2008
(in millions)
Indebtedness:
Short term borrowings:
Notes	$515
Other	24

Total short-term borrowings	539

Long-term debt:
Notes	3,230
Loan facility	400
Commercial paper	358
Other	82

Total long-term debt	4,070

Total indebtedness	4,609
Minority Interest	58
Shareholders' equity	16,057

Total capitalization	$20,724

 DESCRIPTION OF THE EXCHANGE OFFER

General

        When TIFSA and Tyco issued the outstanding notes on June 3, 2008, TIFSA and Tyco entered into an exchange and registration rights agreement pursuant to which they agreed:

  •
  to prepare and file the registration statement of which this prospectus forms a part regarding the exchange of the new notes which are registered under the Securities Act for the outstanding notes;

  •
  to use their commercially reasonable efforts to have the registration statement be declared effective not later than 245 days after the closing date for the outstanding notes;

  •
  to use their commercially reasonable efforts to have the exchange offer consummated not later than 45 days after the registration statement has been declared effective;

  •
  to hold the exchange offer open for at least 30 calendar days; and

  •
  to use their commercially reasonable efforts to cause the outstanding notes to be freely tradeable under Rule 144 under the Securities Act by holders of the outstanding notes who are not affiliates of TIFSA or Tyco after the 180th day after the issuance of the outstanding notes until the first anniversary of the issuance of the outstanding notes.

        For each outstanding note validly tendered pursuant to the exchange offer and not withdrawn by the holder thereof, the holder will receive in exchange a new note having a principal amount equal to that of the tendered outstanding note. Interest on each new note will accrue from the last interest payment date on which interest was paid on the tendered outstanding note in exchange therefor.

Shelf Registration

        TIFSA and Tyco also agreed to file a shelf registration statement for resale of the outstanding notes and to have such shelf registration statement declared effective by the SEC in the event that:

  •
  because of any changes in law, SEC rules or regulations or applicable interpretations thereof by the staff of the SEC, TIFSA or Tyco are not permitted to effect the exchange offer as contemplated by the exchange and registration rights agreement;

  •
  the exchange offer is not consummated within 290 days of the closing date for the outstanding notes; or

  •
  the exchange offer is not available to any holder of outstanding notes.

        TIFSA and Tyco are required to file this shelf registration statement within 60 days after the occurrence of any such event to cover resales of the outstanding notes and to use their commercially reasonable efforts to cause the shelf registration statement to be declared effective within 120 days after the occurrence of any such event and to keep effective such shelf registration statement until the earlier of two years after the issue date or such time as all of the applicable outstanding notes have been sold thereunder or cease to be outstanding or cease otherwise to be covered by the exchange and registration rights agreement.

        In the event that a shelf registration statement is filed, TIFSA and Tyco will provide to each holder copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement for the notes has become effective and take certain other actions as are required to permit unrestricted resales of the notes. Holders of notes will be required to suspend their use of the prospectus included in the shelf registration statement upon notice to that effect from us. A holder that sells notes pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the exchange and registration rights agreement that are applicable to such holder (including certain indemnification rights and obligations).

Additional Interest on Outstanding Notes

        If the outstanding notes do not become freely tradeable after the 180th day after the issuance of the outstanding notes until the first anniversary of the issuance of the outstanding notes, the interest rate borne by the notes will be increased ("additional interest") immediately upon the occurrence of a registration default. Additional interest will accrue on the principal amount of the notes at an annual rate of 0.25% for the first 90-day period during which one or more registration defaults is continuing, and thereafter at an annual rate of 0.50% for the duration one or more registration defaults are continuing. Additional interest will be payable if the shelf registration statement is not declared effective as described above; provided, further, however, that such additional interest will only be payable in case the shelf registration statement is not declared effective as aforesaid with respect to notes that have the right to be included, and whose inclusion has been requested, in the shelf registration statement. Following the cure of all registration defaults, the accrual of additional interest will cease and the interest will revert to the original rate.

        Each broker-dealer that receives new notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes.

        The exchange and registration rights agreement is included as an exhibit to the registration statement of which this prospectus forms a part.

Terms of the Exchange Offer

        This prospectus and the accompanying letter of transmittal (including the certificates that form a part of the letter of transmittal) together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange outstanding notes that are properly tendered on or before the expiration date and are not withdrawn as permitted below. We have agreed to use our reasonable efforts to keep the registration statement effective for at least 30 calendar days from the date notice of the exchange offer is mailed. The expiration date for this exchange offer is 5 p.m., New York City time, on October 13, 2008, or such later date and time to which we, in our sole discretion, extend the exchange offer.

        The form and terms of the new notes being issued in the exchange offer are the same as the form and terms of the outstanding notes, except that the new notes being issued in the exchange offer:

  •
  will have been registered under the Securities Act;

  •
  will not bear the restrictive legends restricting their transfer under the Securities Act; and

  •
  will not contain the registration rights and additional interest provisions contained in the outstanding notes.

        We expressly reserve the right, in our sole discretion:

  •
  to extend the expiration date;

  •
  to delay accepting any outstanding notes;

  •
  to terminate the exchange offer and not accept any outstanding notes for exchange if any of the conditions set forth below under "Conditions to the Exchange Offer" have not been satisfied; and

  •
  to amend the exchange offer in any manner.

        We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9 a.m., New York City time, on the next business day after the previously scheduled expiration date. During an extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any outstanding notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them as promptly as practicable after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer

        We are not required to accept for exchange, or to issue new notes in the exchange offer for, any outstanding notes. We may terminate or amend the exchange offer at any time before the acceptance of outstanding notes for exchange if:

  •
  the exchange offer would violate any applicable federal law, statute, rule or regulation or any applicable interpretation of the staff of the SEC;

  •
  any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended; or

  •
  there is a change in the current interpretation by staff of the SEC which permits the new notes issued in the exchange offer in exchange for the outstanding notes to be offered for resale, resold and otherwise transferred by such holders, other than broker-dealers and any such holder which is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the new notes acquired in the exchange offer are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of the new notes.

        The preceding conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion. If we do so, the exchange offer will remain open for at least three business days following any waiver of the preceding conditions. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which we may assert at any time and from time to time.

The Exchange Agent

        Wilmington Trust Company has been appointed as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to our exchange agent at the address set forth below.

Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

Main Delivery To:

 By mail, hand delivery or overnight courier:

Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, DE 19890-1600

 By facsimile transmission
(for eligible institutions only)

Fax: 302-636-4139
Attention: Corporate Client Services

Confirm by telephone:
Tel: 302-636-6181

        Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

        We will not make any payment to brokers, dealers or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses. We will pay the cash expenses to be incurred by us in connection with the exchange offer, including:

  •
  the SEC registration fee;

  •
  fees and expenses of the exchange agent and the trustee;

  •
  accounting and legal fees;

  •
  printing fees; and

  •
  other related fees and expenses.

Transfer Taxes

        Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, the new notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay any of these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange Outstanding Notes

        Holders who desire to tender their outstanding notes in exchange for new notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange.

        Following the consummation of the exchange offer, outstanding notes that are not tendered or are tendered but not accepted will continue to be subject to the provisions in the indenture regarding the transfer and exchange of the outstanding notes and the existing restrictions on transfer set forth in the legend on the outstanding notes and in the offering memorandum dated April 11, 2008 relating to the outstanding notes. Except in limited circumstances with respect to specific types of holders of outstanding notes, we will have no further obligation to provide for the registration under the Securities Act of such outstanding notes. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We currently do not anticipate that we will take any action to register the outstanding notes under the Securities Act or under any state securities laws.

        Upon completion of the exchange offer, holders of the outstanding notes will not be entitled to any further registration rights under the exchange and registration rights agreement, except under limited circumstances.

Consequences of Exchanging Outstanding Notes

        Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the new notes may be offered for resale, resold or otherwise transferred by holders of those new notes, other than by any holder that is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act. The new notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  •
  the new notes issued in the exchange offer are acquired in the ordinary course of the holder's business; and

  •
  the holder, other than a broker-dealer, has no arrangement or understanding with any person to participate in the distribution of the new notes issued in the exchange offer.

        However, the SEC has not considered this exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to this exchange offer as in such other circumstances.

        Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

  •
  it is not an affiliate of ours;

  •
  it is not engaged in, and does not intend to engage in, a distribution of the new notes issued in the exchange offer and has no arrangement or understanding to participate in a distribution of new notes issued in the exchange offer;

  •
  it is acquiring the new notes issued in the exchange offer in the ordinary course of its business; and

  •
  it is not acting on behalf of a person who could not make the three preceding representations.

        Each broker-dealer that receives new notes for its own account in exchange for outstanding notes must acknowledge that:

  •
  such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities; and

  •
  it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of new notes issued in the exchange offer.

        Furthermore, any broker-dealer that acquired any of its outstanding notes directly from us:

  •
  may not rely on the applicable interpretation of the SEC staff's position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989), Morgan, Stanley & Co., Incorporated, SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1983); and

  •
  must also be named as a selling holder of the new notes in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

        In addition, to comply with state securities laws of certain jurisdictions, the new notes issued in the exchange offer may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the new notes. We have agreed in the exchange and registration rights agreement that, prior to any public offering of transfer restricted notes, we will use our reasonable efforts to register or qualify the transfer restricted notes for offer or sale under the securities laws of those states as any holder of the new notes reasonably requests at the time the registration statement of which this prospectus forms a part is declared effective. We are not required to qualify generally to do business in any jurisdiction where we are not so qualified or to take any action which would subject us to general service of process or to taxation where we are not now so subject. Unless a holder requests, we currently do not intend to register or qualify the sale of the new notes in any state where an exemption from registration or qualification is required and not available.

PROCEDURES FOR TENDERING OUTSTANDING NOTES

        A holder's tender of outstanding notes pursuant to the procedures set forth below will constitute the tendering holder's acceptance of the terms and conditions of the exchange offer. Our acceptance for exchange of outstanding notes tendered pursuant to the procedures described below will constitute a binding agreement between the tendering holder and us in accordance with the terms and subject to the conditions of the exchange offer. Only registered holders are authorized to tender their outstanding notes.

        To effectively tender outstanding notes, holders must, before the expiration date:

  •
  deliver the letter of transmittal (or facsimile of the letter of transmittal), with any required signature guarantees, or deliver an Agent's Message in lieu of the letter of transmittal;

  •
  make a book-entry tender of such holder's outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account; and

  •
  deliver any other required documents to the exchange agent.

        If you beneficially own outstanding notes and those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder as soon as possible and instruct it to tender the outstanding notes on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

  Agent's Message

        To effectively tender outstanding notes that are held through DTC, DTC participants should electronically transmit their acceptance through DTC's Automated Tender Offer Program, or ATOP, for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an "Agent's Message" to the exchange agent for its acceptance. Delivery of tendered outstanding notes held through DTC must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below under "—Book-entry Transfer."

        The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, as defined below, which states that DTC has received an express acknowledgment from the DTC participant tendering outstanding notes that are the subject of such book-entry confirmation that such DTC participant has received and agrees to be bound by the terms of the offer as set forth in this prospectus and the letter of transmittal and that TIFSA and Tyco may enforce such agreement against such participant.

        Delivery of the agent's message by DTC may be done in lieu of execution and delivery of a letter of transmittal (and the certificates that form a part thereof) by the participant identified in the agent's message. Accordingly, the letter of transmittal need not be completed by a holder tendering through ATOP.

  Book-Entry Transfer

        The exchange agent will establish one or more accounts with respect to the outstanding notes at DTC for purposes of the exchange offer. For purposes of this exchange offer, the term "Holder" includes participants in DTC that are holders of the outstanding notes.

        Any financial institution that is a participant in DTC may make book-entry delivery of their outstanding notes by causing DTC to transfer their outstanding notes to the exchange agent's account at DTC in accordance with DTC's procedures for transfer. DTC will then send an agent's message (as defined herein) to the exchange agent.

        Although delivery of outstanding notes may be effected through book-entry at DTC, the letter of transmittal (or facsimile of the letter of transmittal), with any required signature guarantees, or an agent's message in connection with a book-entry transfer, plus, in any case, all other required documents, be transmitted to and received by the exchange agent at one or more of its addresses set forth in this prospectus on or prior to the expiration date. The confirmation of a book-entry transfer into the exchange agent's account at DTC as described above is referred to in this prospectus as a "Book-Entry Confirmation."

  General Matters

        An agent's message in lieu of the letter of transmittal and any other required documents must be transmitted to and received by the exchange agent at its address set forth on the back cover of this prospectus prior to the expiration date. Delivery of such documents to DTC does not constitute delivery to the exchange agent. Holders desiring to tender outstanding notes should note that they must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC before the expiration date. Tenders of outstanding notes and any agent's message not received by the exchange agent on or prior to the expiration date may be disregarded and deemed to have no effect.

Letter of Transmittal; Representations, Warranties and Covenants of Holders of Outstanding Notes

        By tendering outstanding notes through DTC, and subject to and effective upon acceptance for exchange of, and exchange of, the notes tendered therewith, a tendering holder irrevocably sells, assigns and transfers to, or upon the order of TIFSA and Tyco, all right, title and interest in and to all outstanding notes that are being tendered hereby.

        All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders of outstanding notes will be determined by TIFSA and Tyco, in their sole discretion, the determination of which shall be final and binding. Alternative, conditional or contingent tenders of outstanding notes will not be considered valid. TIFSA and Tyco reserve the absolute right, in their sole discretion, to reject any or all tenders of outstanding notes that are not in proper form or the acceptance of which, in TIFSA's and Tyco's opinion, would be unlawful. TIFSA and Tyco also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes.

        TIFSA's and Tyco's interpretation of the terms and conditions of the offer (including the instructions in the letter of transmittal) will be final and binding.

        Any defect or irregularity in connection with tenders of outstanding notes must be cured within such time as TIFSA and Tyco determine, unless waived by TIFSA and Tyco. Tenders of outstanding notes shall not be deemed to have been made until all defects and irregularities have been waived by TIFSA and Tyco or cured. A defective tender (which defect is not waived by TIFSA and Tyco) will constitute neither a valid tender of outstanding notes. None of TIFSA, Tyco, the exchange agent, the trustee or any other person will be under any duty to give notice of any defects or irregularities in tenders of outstanding notes, or will incur any liability to holders for failure to give any such notice.

        By tendering, each holder will represent to us that, among other things, the person acquiring new notes in the exchange offer is obtaining them in the ordinary course of its business, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the new notes. If any holder or any such other person is an "affiliate", as defined in Rule 405 under the Securities Act, of ours, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the new notes, such holder or any such other person:

  •
  may not rely on the applicable interpretations of the staff of the SEC; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        In addition, each holder of outstanding notes tendered in the exchange offer upon the submission of the letter of transmittal will be deemed to represent, warrant and agree that:

          (1)   It has received and reviewed this prospectus.

          (2)   It is the beneficial owner (as defined below) of, or a duly authorized representative of one or more beneficial owners of, the outstanding notes tendered thereby, and it has full power and authority to execute the letter of transmittal.

          (3)   It owned the outstanding notes being tendered thereby as of the date of tender, free and clear of any liens, charges, claims, encumbrances, interests and restrictions of any kind; and we will acquire good, indefeasible and unencumbered title to those outstanding notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind, when we accept the same.

          (4)   It will not sell, pledge, hypothecate or otherwise encumber or transfer any outstanding notes tendered thereby from the date of the letter of transmittal, and any purported sale, pledge, hypothecation or other encumbrance or transfer will be void and of no effect.

          (5)   In evaluating the exchange offer and in making its decision whether to participate in the exchange offer by submitting a letter of transmittal and tendering its outstanding notes, it has made its own independent appraisal of the matters referred to in this prospectus and the letter of transmittal and in any related communications and it is not relying on any statement, representation or warranty, express or implied, made to it by us or the exchange agent, other than those contained in this prospectus, as amended or supplemented through the expiration date.

          (6)   The execution and delivery of the letter of transmittal shall constitute an undertaking to execute any further documents and give any further assurances that may be required in connection with any of the foregoing, in each case on and subject to the terms and conditions described or referred to in this prospectus.

          (7)   The submission of the letter of transmittal to the exchange agent shall, subject to a holder's ability to withdraw its tender prior to the expiration date, and subject to the terms and conditions of the exchange offer, constitute the irrevocable appointment of the exchange agent as its attorney and agent and an irrevocable instruction to that attorney and agent to complete and execute all or any forms of transfer and other documents at the discretion of that attorney and agent in relation to the outstanding notes tendered thereby in favor of us or any other person or persons as we may direct and to deliver those forms of transfer and other documents in the attorney's and agent's discretion and the certificates and other documents of title relating to the registration of outstanding notes and to execute all other documents and to do all other acts and things as may be in the opinion of that attorney or agent necessary or expedient for the purpose of, or in connection with, the acceptance of the exchange offer, and to vest in us or our nominees those outstanding notes.

          (8)   If the outstanding notes are assets of (i) an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or "ERISA," that is subject to Title I of ERISA, (ii) a "plan" as defined in Section 4975 of the Internal Revenue Code of 1986, as amended, or the "Code," (iii) a "governmental plan" as defined in Section 3(32) of ERISA or any other plan that is subject to a law substantially similar to Title I of ERISA or Section 4975 of the Code, or (iv) an entity deemed to hold plan assets of any of the foregoing, the exchange of the outstanding notes and the acquisition, holding and disposition of the new notes will not result in a nonexempt prohibited transaction under ERISA, Section 4975 of the Code or any substantially similar applicable law.

          (9)   The beneficial interest in the unrestricted global security is being acquired for the holder's own account without transfer.

          (10) The exchange from a restricted security to an unrestricted security has been effected in compliance with the transfer restrictions applicable to the Global Securities and pursuant to and in accordance with the Securities Act

          (11) The restrictions on transfer contained in the indenture and the private placement legend are not required in order to maintain compliance with the Securities Act

          (12) The beneficial interest in the unrestricted global security is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

          (13) The terms and conditions of the exchange offer shall be deemed to be incorporated in, and form a part of, the letter of transmittal, which shall be read and construed accordingly.

        The representations, warranties and agreements of a holder tendering outstanding notes will be deemed to be repeated and reconfirmed on and as of the expiration date and the settlement date. For purposes of this prospectus, the "beneficial owner" of any outstanding notes means any holder that exercises investment discretion with respect to those outstanding notes.

        If a person or persons other than the registered holder or holders of the outstanding notes tendered for exchange signs the letter of transmittal, the letter of transmittal must be accompanied by appropriate powers of attorney signed exactly as the name or names of the registered holder or holders that appear on the outstanding notes. If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any power of attorney, such persons should so indicate when signing, and you must submit proper evidence satisfactory to us of such person's authority to so act unless we waive this requirement. The letter of transmittal or facsimile thereof or an agent's message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address set forth above under "The Exchange Agent" on or prior to the expiration date.

Other Matters

        The letter of transmittal and outstanding notes should be sent only to the exchange agent, and not to TIFSA, Tyco or the Book-Entry Transfer Facility. Delivery of such documents will be deemed made only when actually received by the exchange agent. No alternative, conditional or contingent tenders of outstanding notes will be accepted.

        Each broker-dealer that receives new notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        The method of delivery of outstanding notes and the letter of transmittal, including delivery through DTC and any acceptance of an Agent's Message transmitted through ATOP, is at the election and risk of the person tendering outstanding notes and delivering the letter of transmittal. Except as otherwise provided in the letter of transmittal, delivery will be made only when actually received by the exchange agent.

 ACCEPTANCE OF OUTSTANDING NOTES FOR EXCHANGE; EXCHANGE FOR NEW NOTES

        Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all outstanding notes properly tendered and will issue new notes registered under the Securities Act. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See "Conditions to the Exchange Offer" for a discussion of the conditions that must be satisfied before we accept any outstanding notes for exchange.

        Tenders of outstanding notes pursuant to any of the procedures described above, and acceptance thereof by TIFSA and Tyco for exchange, will constitute a binding agreement between TIFSA, Tyco and the tendering holder of such outstanding notes, upon the terms and subject to the conditions of the exchange offer in effect on the expiration date.

        New notes will be recorded in book-entry form by the exchange agent on the settlement date upon receipt of notice that the outstanding notes have been accepted for exchange.

        Registered holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the issue date of the outstanding notes or, if interest has been paid, the most recent date to which interest has been paid. Outstanding notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Under the exchange and registration rights agreement, we may be required to make additional payments in the form of additional interest to the holders of the outstanding notes under circumstances relating to the timing of the exchange offer, as discussed above.

        In all cases, we will issue new notes in the exchange offer for outstanding notes that are accepted for exchange only after the exchange agent timely receives:

  •
  a timely book-entry confirmation of such outstanding notes into the exchange agent's account at DTC;

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  an agent's message that, among other things, contains an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal; and

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  all other required documents.

        If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged outstanding notes will be credited to an account maintained with DTC. We will return the outstanding notes or have them credited to DTC as promptly as practicable after the expiration or termination of the exchange offer.

 WITHDRAWAL OF TENDERS

        You may withdraw tenders of your outstanding notes at any time prior to 5 p.m., New York City time, on the expiration date. For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address set forth below under "The Exchange Agent" prior to 5 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

  •
  specify the name of the person having tendered the outstanding notes to be withdrawn; and

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  identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes.

        Any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices and our determination will be final and binding on all parties. Any tendered outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be credited to an account maintained with DTC for the outstanding notes. The outstanding notes will be returned or credited to this account as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be re-tendered by following one of the procedures described under "Exchange Offer Procedures" at any time on or prior to 5 p.m., New York City time, on the expiration date.

DESCRIPTION OF THE NEW NOTES AND THE GUARANTEE

        The new 2019 notes and new 2021 notes will be issued as separate series of debt securities under the indenture, dated as of June 9, 1998, as supplemented, among Tyco International Finance S.A., Tyco International Ltd. and Wilmington Trust Company, as trustee. References to the indenture in this description refer to the indenture as supplemented.

        The indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made hereunder relating to the indenture and the new notes and the guarantees to be issued thereunder are summaries of certain provisions thereof, do not purport to be complete, and are subject, and qualified in their entirety by reference, to all provisions of the indenture, copies of which have been filed with the SEC. For the definitions of certain capitalized terms, see "Certain Definitions" below.

        The indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder. Tyco and TIFSA may issue additional debt securities in the future without the consent of the holders of outstanding notes. If Tyco or TIFSA issue additional notes of any series offered hereby, those notes will contain the same terms as and be deemed part of the same series as such series of notes offered hereby. The terms and provisions of other series of debt securities that may be issued under the indenture may differ. Tyco and TIFSA may issue other debt securities separately, upon conversion of or in exchange for other securities or as part of a unit with other securities.

        The terms of the new notes are identical in all material respects to the terms of the outstanding notes, except the new notes will not contain transfer restrictions and holders of new notes will no longer have any registration rights and we will not be obligated to pay additional interest as described in the exchange and registration rights agreement.

        The exchange offer is being made to satisfy our obligations under the exchange and registration rights agreement. The trustee will authenticate and deliver new notes for original issue only in exchange for a like principal amount of outstanding notes. Any outstanding notes of a series that remain outstanding after the consummation of the exchange offer, together with the new notes of such series, will be treated as a single class of securities under the indenture. Accordingly, all references in this section to specified percentages in aggregate principal amount of outstanding notes of a series shall be deemed to mean, at any time after the exchange offer is consummated, such percentage in aggregate principal amount of the outstanding notes and the new notes outstanding of such series.

General

        The new 2019 notes will be issued by Tyco and TIFSA in an initial aggregate principal amount of up to $421,961,000 and the new 2021 notes will be issued in an initial aggregate principal amount of up to $707,404,000. The actual initial aggregate principal amount of the new 2019 notes and new 2021 notes will equal the aggregate principal amount of the outstanding 2019 notes and outstanding 2021 notes, respectively, that are accepted for exchange in the exchange offers.

        The interest rate, interest payment dates and maturity dates of each series of new notes will be as follows:

	New 2019 notes	New 2021 notes
Interest Rate Per Annum	7.0%	6.875%
Semi-annual Interest Payment Dates	June 15th / December 15th	January 15th / July 15th
Maturity Date	December 15, 2019	January 15, 2021

        Holders whose outstanding notes are accepted for exchange will not receive a payment in respect of interest accrued but unpaid on such outstanding notes from the most recent interest payment date up to but excluding the settlement date. Instead, interest on the new notes received in exchange for such outstanding notes will accrue from the last date on which interest was paid on such outstanding notes and accrue at the same rate as interest was payable on such outstanding notes. Furthermore, if any interest payment occurs prior to the settlement date on any outstanding notes already tendered for exchange in the exchange offer, the holder of such outstanding notes will be entitled to receive such interest payment.

        The new 2019 notes will bear interest, payable semiannually, on the dates listed in the table above, commencing on the first payment date following the issuance of the new 2019 notes, to the persons in whose names such new 2019 notes are registered at the close of business on June 1 or December 1 (whether or not a Business Day), immediately preceding such interest payment date.

        The new 2021 notes will bear interest, payable semiannually, on the dates listed in the table above, commencing on the first payment date following the issuance of the new 2021 notes, to the persons in whose names such new 2021 notes are registered at the close of business on January 1 or July 1 (whether or not a Business Day), immediately preceding such interest payment date.

        "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or obligated by law, executive order or governmental decree to be closed.

        The new notes of each series will be issued in the form of one or more registered global securities and will be deposited with, or on behalf of, The Depository Trust Company, as depositary (the "Depositary"), and registered in the name of the Depositary's nominee. A description of the Depositary's procedures with respect to the global securities is set forth below under "Book-Entry Debt Securities."

Guarantees

        Tyco will unconditionally guarantee the due and punctual payment of the principal of, premium, if any, and interest and any Additional Amounts (as defined below under "Payment of Additional Amounts"), if any, on the new notes when and as the same shall become due and payable, whether at maturity, upon redemption or otherwise. The guarantees are unsecured and unsubordinated obligations of Tyco and will rank equally with all other unsecured and unsubordinated obligations of Tyco. The guarantees provide that in the event of a default in payment of principal of, premium, if any, or interest on a new note, the holder of the new note may institute legal proceedings directly against Tyco to enforce the guarantees without first proceeding against TIFSA and Tyco. In addition, under certain circumstances described under "Covenants—Limitation on Indebtedness of Subsidiaries," subsidiaries of Tyco may execute and deliver additional guarantees.

        The aggregate amount of the obligations owed pursuant to the guarantees will be reduced to the extent necessary to prevent such guarantee from violating or becoming voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Optional Redemption

        Each series of the new notes will be redeemable, in whole or in part, at the option of TIFSA and Tyco at any time at a redemption price equal to the greater of (i) 100% of the principal amount of such new notes, and (ii) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Redemption Treasury Rate (as defined below), plus 15 basis points in the case of the new 2019 notes, or plus 25 basis points in the case of the new 2021 notes, plus, in each case, accrued interest thereon to the date of redemption. Each series of the new notes are also subject to redemption to the extent described in "Redemption Upon Changes in Withholding Taxes."

        "Adjusted Redemption Treasury Rate" means, with respect to any redemption date, the annual rate equal to the semiannual equivalent yield to maturity or interpolated (on a 30/360 day count basis) yield to maturity of the Comparable Redemption Treasury Issue, assuming a price for the Comparable Redemption Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Redemption Treasury Price for such redemption date.

        "Comparable Redemption Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the applicable series of new notes to be redeemed that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such new notes.

        "Comparable Redemption Treasury Price" means, with respect to any redemption date, (i) the average of the Redemption Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Redemption Reference Treasury Dealer Quotations (unless there is more than one highest or lowest quotation, in which case only one such highest and/or lowest quotation shall be excluded), or (ii) if the Quotation Agent obtains fewer than four such Redemption Reference Treasury Dealer Quotations, the average of all such Redemption Reference Treasury Dealer Quotations.

        "Quotation Agent" means a Redemption Reference Treasury Dealer appointed as such agent by TIFSA or Tyco.

        "Redemption Reference Treasury Dealer" means each of J.P. Morgan Securities Inc. and four other primary U.S. Government securities dealers in The City of New York selected by TIFSA or Tyco.

        "Redemption Reference Treasury Dealer Quotations" means, with respect to each Redemption Reference Treasury Dealer and any redemption date, the offer price for the Comparable Redemption Treasury Issue (expressed in each case as a percentage of its principal amount) for settlement on the redemption date quoted in writing to the Quotation Agent by such Redemption Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

Redemption Upon Changes in Withholding Taxes

        Each series of the new notes may be redeemed, as a whole but not in part, at the election of TIFSA and Tyco, upon not less than 30 nor more than 60 days notice (which notice shall be irrevocable), at a redemption price equal to 100% of the principal amount thereof, together with accrued interest, if any, to the redemption date and Additional Amounts (defined below), if any, if as a result of any amendment to, or change in, the laws or regulations of Luxembourg or Bermuda or any political subdivision or taxing authority thereof or therein having power to tax (a "Taxing Authority"), or any change in the application or official interpretation of such laws or regulations which amendment or change becomes effective (and, with respect to the new 2021 notes, is announced) after, in the case of the new 2019 notes, June 9, 1998 or, in the case of the new 2021 notes, January 12, 1999, TIFSA and Tyco have become or will become obligated to pay Additional Amounts, on the next date on which any amount would be payable with respect to the new notes of such series, and such obligation cannot be avoided by the use of reasonable measures available to TIFSA and Tyco; provided, however, that (a) no such notice of redemption may be given earlier than 60 days prior to the earliest date on which TIFSA and Tyco would be obligated to pay such Additional Amounts, and (b) at the time such notice of redemption is given, such obligation to pay such Additional Amounts remains in effect. Prior to the giving of any notice of redemption described in this paragraph, TIFSA and Tyco shall deliver to the Trustee (i) an officer's certificate from TIFSA and Tyco stating that the obligation to pay Additional

Amounts cannot be avoided by TIFSA and Tyco taking reasonable measures available to it and (ii) a written opinion of independent legal counsel to each of TIFSA and Tyco (of recognized standing) to the effect that TIFSA and Tyco have or will become obligated to pay Additional Amounts as a result of a change, amendment, official interpretation or application described above and that TIFSA and Tyco cannot avoid the payment of such Additional Amounts by taking reasonable measures available to them.

Notice of Redemption

        The following provisions shall be applicable to any redemption described under "Optional Redemption" and "Redemption Upon Changes in Withholding Taxes" above. Notice of redemption to the holders of new notes of any series to be redeemed in whole or in part shall be given by mailing notice of such redemption by first class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption. The notice of redemption to each such holder shall specify the principal amount or portion thereof of each new note of such series held by such holder to be redeemed, the date fixed for redemption, the redemption price, the place or places of payment, that payment will be made upon presentation and surrender of such new notes, that such redemption is pursuant to the mandatory or optional sinking fund, or both, if such be the case, that interest accrued to the date fixed for redemption will be paid as specified in such notice and that on and after said date interest thereon or on the portions thereof to be redeemed will cease to accrue. At least one Business Day prior to the redemption date specified in the notice of redemption given, TIFSA and Tyco will deposit with the Trustee or with one or more paying agents an amount of money sufficient to redeem on the redemption date all the new notes so called for redemption. Tyco and TIFSA may act as their own paying agents as provided in the indenture.

        If less than all the new notes of a series are to be redeemed, the Trustee shall select, in such manner as it shall deem appropriate and fair, the new notes to be redeemed. If notice of redemption has been given as above provided, on and after the redemption date specified in such notice (unless TIFSA and Tyco shall default in the payment of such new notes at the redemption price, together with interest accrued to said date) interest on the new notes or portions of new notes so called for redemption shall cease to accrue, and the holders thereof shall have no right in respect of such new notes except the right to receive the redemption price thereof and unpaid interest to the date fixed for redemption.

Payment of Additional Amounts

        All payments made by TIFSA and Tyco under or with respect to the new notes and the guarantees of a series will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, levies, imposts, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any Taxing Authority (as defined above) ("Taxes"), unless TIFSA and Tyco are required to withhold or deduct Taxes by law or by the interpretation or administration thereof. In the event that TIFSA and Tyco are required to so withhold or deduct any amount for or on account of any Taxes from any payment made under or with respect to the new notes or the guarantees of a series, as the case may be, TIFSA and Tyco will pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each holder of such new notes (including Additional Amounts) after such withholding or deduction will equal the amount that such holder would have received if such Taxes had not been required to be withheld or deducted; provided that no Additional Amounts will be payable with respect to a payment made to a holder of new notes to the extent:

          (a)   that any such Taxes would not have been so imposed but for the existence of any present or former connection between such holder and the Taxing Authority imposing such Taxes (other than the mere receipt of such payment, acquisition, ownership or disposition of such new notes or the exercise or enforcement of rights under such new notes, the guarantees or the indenture);

          (b)   of any estate, inheritance, gift, sales, transfer, or personal property Taxes imposed with respect to such new notes, subject to certain exceptions;

          (c)   that any such Taxes would not have been so imposed but for the presentation of such new notes (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the beneficiary or holder thereof would have been entitled to Additional Amounts had the new notes been presented for payment on any date during such 30-day period; or

          (d)   that such holder would not be liable or subject to such withholding or deduction of Taxes but for the failure to make a valid declaration of non-residence or other similar claim for exemption, if (x) the making of such declaration or claim is required or imposed by statute, treaty, regulation, ruling or administrative practice of the relevant Taxing Authority as a precondition to an exemption from, or reduction in, the relevant Taxes, and (y) at least 60 days prior to the first payment date with respect to which TIFSA and Tyco shall apply the provisions described in this paragraph (d), TIFSA and Tyco shall have notified all holders of such new notes in writing that they shall be required to provide such declaration or claim.

        TIFSA and Tyco will also (i) make such withholding or deduction of Taxes and (ii) remit the full amount of Taxes so deducted or withheld to the relevant Taxing Authority in accordance with all applicable laws. TIFSA and Tyco will use their reasonable best efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Taxing Authority imposing such Taxes.

        TIFSA or Tyco, as the case may be, will, upon request, make available to the holders of the new notes of a series, within 60 days after the date the payment of any Taxes so deducted or withheld is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by TIFSA, Tyco or if, notwithstanding TIFSA and Tyco's efforts to obtain such receipts, the same are not obtainable, other evidence of such payments by TIFSA and Tyco.

        At least 30 days prior to each date on which any payment under or with respect to the new notes of a series is due and payable, if TIFSA and Tyco will be obligated to pay Additional Amounts with respect to such payment, TIFSA and Tyco will deliver to the Trustee an officer's certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and such other information as is necessary to enable such Trustee to pay such Additional Amounts to holders of such new notes on the payment date.

        The provisions described under the heading "Payment of Additional Amounts" shall survive any termination of the discharge of the indenture and shall apply mutatis mutandis to any jurisdiction in which any successor Person to TIFSA or Tyco are organized or is engaged in business for tax purposes or any political subdivisions or taxing authority or agency thereof or therein.

        In addition, TIFSA and Tyco will pay any stamp, issue, registration, documentary or other similar taxes and duties, including interest, penalties and Additional Amounts with respect thereto, payable in Luxembourg, Bermuda or the United States or any political subdivision or taxing authority of or in the foregoing in respect of the creation, issue, offering, enforcement, redemption or retirement of the new notes of a series.

        Whenever in the indenture there is mentioned, in any context, the payment of principal (and premium, if any), redemption price, interest or any other amount payable under or with respect to any debt security issued thereunder, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Change of Control

        With respect to each series of the new notes, if a Change of Control Triggering Event (as defined below) occurs, unless TIFSA and Tyco have exercised their option to redeem the new notes of such series, they shall be required to make an offer (a "Change of Control Offer") to each Holder of an unredeemed series of new notes to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 in excess thereof) of that holder's new notes on the terms set forth in the supplemental indenture for such series of new notes. In a Change of Control Offer, TIFSA and Tyco shall be required to offer payment in cash equal to 101% of the aggregate principal amount of new notes of such series repurchased, plus accrued and unpaid interest, if any, on the new notes of such series repurchased to the date of repurchase (a "Change of Control Payment"). Within 30 days following any Change of Control Triggering Event or, at TIFSA's and Tyco's option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice shall be mailed to Holders of the new notes of such series describing in reasonable detail the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such new notes on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a "Change of Control Payment Date"). The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

        Any exercise by a Holder of its election to accept the Change of Control Offer shall be irrevocable. The Change of Control Offer may be accepted for less than the entire principal amount of a new note, but in that event the principal amount of such new note remaining outstanding after repurchase must be equal to $1,000 or an integral multiple of $1,000 in excess thereof.

        TIFSA and Tyco shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by them and the third party purchases all new notes of a series properly tendered and not withdrawn under its offer. In addition, TIFSA and Tyco shall not repurchase any new notes of a series if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

        For purposes of the Change of Control Offer provisions of each series of the new notes, the following terms are applicable:

        "Change Of Control" means the occurrence on or after April 11, 2008 of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions (other than any transaction or series of transactions that is the subject of the Existing Litigation or otherwise relates to the Separation Transactions), of all or substantially all of the assets of Tyco and its subsidiaries, taken as a whole, to any person, other than Tyco or a direct or indirect wholly-owned subsidiary of Tyco; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of Tyco's outstanding Voting Stock or other Voting Stock into which Tyco's Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) Tyco consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, Tyco, in any such event pursuant to a transaction in which any of Tyco's outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of Tyco's Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; (4) the first day on which a majority of the members of Tyco's Board of Directors are not Continuing Directors; or (5) the adoption of a plan relating to Tyco's liquidation or dissolution. Notwithstanding the foregoing, a transaction shall not be deemed to involve a Change of Control under clause (1), (2) or (5) above if (i) Tyco becomes a direct or indirect wholly-owned subsidiary of a holding company or a holding company becomes the successor to Tyco under Section 8.2 of the Indenture pursuant to a transaction that is permitted under Section 8.1 of the Indenture and (ii) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction (or a series of related transactions) are substantially the same (and hold in the same proportions) as the holders of Tyco's Voting Stock immediately prior to that transaction. The term "person," as used in this definition, means any Person and any two or more Persons as provided in Section 13(d)(3) of the Exchange Act. For purposes of this definition, "Voting Stock" means, with respect to any specified "Person" as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such Person.

        "Change Of Control Triggering Event" means the occurrence of both a Change of Control and a Rating Event.

        "Continuing Directors" means, as of any date of determination, any member of Tyco's Board of Directors who (1) was a member of such Board of Directors on April 11, 2008 or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of Tyco's proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

        "Existing Litigation" means the proceeding originally entitled The Bank of New York v. Tyco International Group S.A., No. 07 Civ. 4659 (SAS), pending in the United States District Court for the Southern District of New York.

        "Fitch" means Fitch Inc., and its successors.

        "Investment Grade Rating" means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by TIFSA and Tyco.

        "Moody's" means Moody's Investors Service, Inc., and its successors.

        "Rating Agencies" means (1) each of Fitch, Moody's and S&P; and (2) if any of Fitch, Moody's or S&P ceases to rate the new notes or fails to make a rating of such series of new notes publicly available for reasons outside of the TIFSA's and Tyco's control, a "nationally recognized statistical rating organization" within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by TIFSA and Tyco (as certified by a resolution of TIFSA's and Tyco's Boards of Directors) as a replacement agency for Fitch, Moody's or S&P, or all of them, as the case may be.

        "Rating Event" means the rating on the applicable series of new notes is lowered by at least two of the three Rating Agencies and such new notes are rated below an Investment Grade Rating by at least two of the three Rating Agencies on any day during the period (which period shall be extended so long as the rating of such new notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing 60 days prior to the first public notice of the occurrence of a Change of Control or Tyco's intention to effect a Change of Control and ending 60 days following consummation of such Change of Control.

        "Separation Transactions" means the series of transactions preparatory to and in connection with the separation of the electronics and healthcare businesses and related assets and liabilities of Tyco and its subsidiaries and the distribution of such electronics and healthcare businesses and related assets and liabilities to Tyco's shareholders.

        "S&P" means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

Covenants

        The indenture provides for the following covenants.

  Limitations on Liens

        TIFSA and Tyco covenant that, so long as any new notes of the applicable series remain outstanding (but subject to defeasance, as provided in the indenture), they will not, and will not permit any Restricted Subsidiary (as defined below) to, issue, assume or guarantee any Indebtedness (as defined below) which is secured by a mortgage, pledge, security interest, lien or encumbrance (each a "lien") upon any Principal Property (as defined below), or any shares of stock of or Indebtedness issued by any Restricted Subsidiary, whether now owned or hereafter acquired, without effectively providing that, for so long as such lien shall continue in existence with respect to such secured Indebtedness, such new notes (together with, if TIFSA and Tyco shall so determine, any other Indebtedness of TIFSA and Tyco ranking equally with such new notes, provided that Indebtedness which is secured by a lien and Indebtedness which is not so secured shall not solely by reason of such lien be deemed to be of different ranking) shall be equally and ratably secured with (or at TIFSA and Tyco's option prior to) such secured Indebtedness, except that the foregoing covenant shall not apply to: (a) liens existing on, in the case of the new 2019 notes, June 9, 1998 or, in the case of the new 2021 notes, January 12, 1999; (b) liens on the stock, assets or Indebtedness of a Person existing at the same time such Person becomes a Restricted Subsidiary unless created in contemplation of such Restricted Subsidiary becoming such; (c) liens on any assets or Indebtedness of a Person existing at the time such entity is merged into TIFSA, Tyco or a Subsidiary or at the time of a purchase, lease or other acquisition of the assets of a Person or firm as an entirety or substantially as an entirety by TIFSA, Tyco or a Restricted Subsidiary; (d) liens on any Principal Property existing at the time of acquisition thereof by TIFSA, Tyco or any Restricted Subsidiary, or liens to secure the payment of the purchase price of such Principal Property, or to secure Indebtedness incurred, assumed or guaranteed by TIFSA, Tyco or a Restricted Subsidiary for the purpose of financing all or any part of the purchase price of such Principal Property or improvements or construction thereon, which Indebtedness is incurred, assumed or guaranteed prior to, at the time of, within one year after such acquisition (or in the case of real property, completion of such improvement or construction or commencement of full operation of such property, whichever is later), provided, however, that in the case of any such acquisition, construction or improvement, the lien shall not apply to any Principal Property thereafter owned by TIFSA or Tyco or any Restricted Subsidiary, other than the Principal Property so acquired, constructed or improved; (e) liens securing Indebtedness owing by any Restricted Subsidiary to TIFSA, Tyco or a Subsidiary or by TIFSA to Tyco; (f) liens in favor of the United States of America or any State thereof or any other country, or political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract, statute, rule or regulation or to secure any Indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price (or, in the case of real property, the cost of construction or improvement) of the Principal Property subject to such liens (including but not limited to, liens incurred in connection with pollution control, industrial revenue or similar financings); (g) pledges, liens or deposits under worker's compensation or similar legislation that are not dischargeable, or in connection with bids, tenders, contracts (other than for the payment of money) or leases to which TIFSA, Tyco or any Restricted Subsidiary is a party, or to secure the public or statutory obligations of TIFSA, Tyco or any Restricted Subsidiary, or in connection with obtaining or maintaining self-insurance, or to obtain the benefits of any law, regulation or arrangement pertaining to unemployment insurance, old age pensions, social security or similar matters, or to secure surety, performance, appeal or customs bonds to which TIFSA, Tyco or any Restricted Subsidiary is a party, or in litigation or other proceedings in connection with the matters heretofore referred to in this clause, such as, but not limited to, interpleader proceedings, and other similar pledges, liens or deposits made or incurred in the ordinary course of business; (h) certain liens in connection with legal proceedings, including certain liens arising out of judgments or awards, to the extent such proceedings are being contested or appealed in good faith; final unappealable judgment liens which are satisfied within 15 days of the date of judgment; or liens incurred for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding; (i) liens for certain taxes or assessments, landlord's liens and liens and charges incidental to the conduct of the business of TIFSA, Tyco or any Restricted Subsidiary, or the ownership of their respective assets, which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not, in the opinion of the Boards of Directors of TIFSA and Tyco, materially impair the use of such assets in the operation of the business of TIFSA, Tyco or such Restricted Subsidiary or the value of such Principal Property for the purposes thereof; (j) liens to secure TIFSA and Tyco's or any Restricted Subsidiary's obligations under agreements with respect to spot, forward, future and option transactions, entered into in the ordinary course of business; (k) liens not permitted by the foregoing clauses (a) to (j), inclusive, if at the time of, and after giving effect to, the creation or assumption of such lien, the aggregate amount of all outstanding Indebtedness of TIFSA, Tyco and their Restricted Subsidiaries (without duplication) secured by all liens not so permitted by the foregoing clauses (a) through (j), inclusive, together with the Attributable Debt (as defined below) in respect of Sale and Lease-Back Transactions (as defined below) permitted by paragraph (a) under "Limitation on Sale and Lease-Back Transactions" below does not exceed the greater of $100,000,000 and 10% of Consolidated Net Worth (as defined below); and (l) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any lien referred to in the foregoing clauses (a) to (k), inclusive, except that the principal amount of Indebtedness secured thereby unless otherwise excepted under clauses (a) through (k) shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or part of the assets (or any replacement therefor) which secured the lien so extended, renewed or replaced (plus improvements and construction on real property).

  Limitation on Sale and Lease-back Transactions

        TIFSA and Tyco will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to a Principal Property unless (a) TIFSA, Tyco or such Restricted Subsidiary would, at the time of entering into a Sale and Lease-Back Transaction, be entitled to incur Indebtedness secured by a lien on the Principal Property to be leased in an amount at least equal to the Attributable Debt in respect of such transaction, without equally and ratably securing the new notes pursuant to the provisions described under "Limitations on Liens" above, or (b) the direct or indirect proceeds of the sale of the Principal Property to be leased are at least equal to their fair value (as determined by TIFSA's and Tyco's Boards of Directors) and an amount equal to the net proceeds is applied, within 180 days of the effective date of such transaction, to the purchase or acquisition (or, in the case of real property, commencement of the construction) of property or assets or to the retirement (other than at maturity or pursuant to a mandatory sinking fund or mandatory redemption provision) of a series of debt securities issued under the indenture, or of Funded Indebtedness (as defined below) of TIFSA, Tyco or a consolidated Subsidiary of TIFSA and Tyco that ranks on a parity with or senior to such new notes (subject to credits for certain voluntary retirement of Funded Indebtedness and certain delivery of such new notes to the Trustee for retirement and cancellation).

  Limitation on Indebtedness of Subsidiaries

        (a)   Neither TIFSA nor Tyco will cause or permit any Subsidiary (which is not a Guarantor), directly or indirectly, to create, incur, assume, guarantee or otherwise in any manner become liable for the payment of or otherwise incur (collectively, "incur"), any Indebtedness (including any Acquired Indebtedness but excluding any Permitted Subsidiary Indebtedness) unless such Subsidiary simultaneously executes and delivers a supplemental indenture providing for a guarantee of a series of debt securities issued under the indenture.

        (b)   Notwithstanding the foregoing, any guarantee by a Subsidiary of the new notes of a series shall provide by its terms that it (and all liens securing the same) shall be automatically and unconditionally released and discharged upon: (i) any sale, exchange or transfer, to any Person not an Affiliate of TIFSA and Tyco, of all of TIFSA and Tyco's equity interests in, or all or substantially all the assets of, such Subsidiary, which transaction is in compliance with the terms of the indenture and such Subsidiary is released from all guarantees, if any, by it of other Indebtedness of TIFSA, Tyco or any Subsidiaries; (ii) the payment in full of all obligations under the Indebtedness giving rise to such guarantee; or (iii) with respect to Indebtedness described in paragraph (a) above constituting guarantees, the release by the holders of such Indebtedness of the guarantee by such Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness), at such time as (A) no other Indebtedness (other than Permitted Subsidiary Indebtedness) has been guaranteed by such Subsidiary, as the case may be, or (B) the holders of all such other Indebtedness which is guaranteed by such Subsidiary also release the guarantee by such Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness).

        (c)   For purposes of this covenant, any Acquired Indebtedness is not deemed to have been incurred until 180 days from the date (A) the Person obligated on such Acquired Indebtedness becomes a Subsidiary or (B) the acquisition of assets in connection with which such Acquired Indebtedness was assumed is consummated.

Merger, Consolidation, Sale or Conveyance

        Neither TIFSA, Tyco nor any other Guarantor will merge or consolidate with any other corporation and will not sell or convey all or substantially all of its assets (in one or more series of related transactions other than any transaction or series of related transactions that is the subject of the Existing Litigation or otherwise relates to the Separation Transactions) to any Person, unless TIFSA, Tyco or such other Guarantor, as the case may be, shall be the continuing corporation, or the successor corporation or Person that acquires all or substantially all of the assets of TIFSA, Tyco or such other Guarantor, as the case may be, shall expressly assume the payment of principal of, premium, if any, and interest on the debt securities issued under the indenture and the observance of all the covenants and agreements under the indenture to be performed or observed by TIFSA, Tyco or such other Guarantor, as the case may be, and immediately after such merger, consolidation, sale or conveyance, TIFSA, Tyco or such other Guarantor, as the case may be, such Person or such successor corporation shall not be in default in the performance of the covenants and agreements of the indenture to be performed or observed by TIFSA, Tyco or such other Guarantor, as the case may be; provided that the foregoing shall not apply to a Guarantor other than Tyco if in connection with any such merger, consolidation, sale or conveyance the guarantee of such Guarantor is released and discharged pursuant to paragraph (b) of the "Limitation on Indebtedness of Subsidiaries" covenant.

Events of Default

        Each of the following will be an Event of Default with respect to each series of new notes: default for 30 days in payment of any interest on any new notes of such series; default in any payment of principal of or premium, if any, on any new notes of such series; default by TIFSA, Tyco or any other

Guarantor in performance of any other of the covenants or agreements in respect of the new notes of such series and related guarantees or the indenture which shall not have been remedied for a period of 90 days after written notice to Tyco by the Trustee or the holders of at least 25% of the principal amount of all new notes of such series, specifying that such notice is a "Notice of Default" under the indenture; default by TIFSA, Tyco or any other Guarantor in the payment at the final maturity thereof, after the expiration of any applicable grace period, of principal of, premium, if any, or interest on Indebtedness for money borrowed (other than Non-Recourse Indebtedness, as defined) in the principal amount then outstanding of $50,000,000 or more, or acceleration of any Indebtedness in such principal amount so that it becomes due and payable prior to the date on which it would otherwise have become due and payable and such acceleration is not rescinded within ten business days after notice to Tyco by the Trustee or the holders of at least 25% of the principal amount of all of the new notes of such series at the time outstanding (treated as one class); any related guarantee ceases to be, or TIFSA, Tyco or any Guarantor asserts in writing that such guarantee is not, in full force and effect and enforceable in accordance with its terms; or certain events involving bankruptcy, insolvency or reorganization of TIFSA, Tyco or any Significant Subsidiary Guarantor. The indenture provides that the Trustee shall transmit notice of any uncured default under the indenture with respect to any series, within 90 days after the occurrence of such default, to the holders of new notes of each affected series, except that the Trustee may withhold notice to the holders of any series of the new notes of any default (except in payment of principal of, premium, if any, or interest on such series of new notes) if the Trustee considers it in the interest of the holders of such series of new notes to do so.

        If (a) an Event of Default due to the default in payment of principal of, premium, if any, or interest on any series of debt securities issued under the indenture or due to the default in the performance or breach of any other covenant or agreement of TIFSA, Tyco or any Guarantor applicable to the debt securities of such series but not applicable to all outstanding debt securities issued under the indenture shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of the debt securities of each affected series issued under the indenture and then outstanding (each such series voting as a separate class) may declare the principal of all debt securities of such affected series and interest accrued thereon to be due and payable immediately; and (b) if an Event of Default due to a default in the performance of any other of the covenants or agreements in the indenture applicable to all outstanding debt securities issued thereunder and then outstanding, or due to a default in payment at final maturity or upon acceleration of indebtedness for money borrowed in the principal amount then outstanding of $50,000,000 or more, or to certain events of bankruptcy, insolvency and reorganization of TIFSA, Tyco or any Significant Subsidiary Guarantor shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of all debt securities issued under the indenture and then outstanding (treated as one class) may declare the principal of all such debt securities and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a nonpayment of such debt securities which shall have become due by acceleration) by the holders of a majority in principal amount of the debt securities of all such affected series then outstanding (each such series voting as a separate class or all such debt securities voting as a single class, as the case may be).

        The holders of a majority in principal amount of the debt securities of each series then outstanding and affected (with each series voting as a separate class) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee with respect to the debt securities of such series under the indenture, subject to certain limitations specified in the indenture.

        The indenture provides that no holder of debt securities of any series may institute any action against TIFSA or Tyco under the indenture (except actions for payment of overdue principal, premium, if any, or interest) unless such holder previously shall have given to the Trustee written notice of default and continuance thereof and unless the holders of not less than 25% in principal amount of the debt securities of each affected series (with each series voting as a separate class) issued under the indenture and then outstanding shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity, and the Trustee shall not have instituted such action within 60 days of such request, and the Trustee shall not have received direction inconsistent with such written request by the holders of a majority in principal amount of the debt securities of each affected series (with each series voting as a separate class) issued under such indenture and then outstanding.

        The indenture requires the annual filing by TIFSA and Tyco with the Trustee of a written statement as to compliance with the covenants and agreements contained in the indenture.

Discharge, Defeasance and Covenant Defeasance

        TIFSA and Tyco may discharge or defease their obligations under the indenture as set forth below.

        Under terms satisfactory to the Trustee, TIFSA and Tyco may discharge this indenture with respect to a series of the new notes that have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or which may be called for redemption within one year) by irrevocably depositing with the Trustee cash or direct obligations of the United States as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of, premium, if any, and interest and Additional Amounts, if any, on such new notes. However, TIFSA and Tyco may not thereby avoid their duty to register the transfer or exchange of such new notes, to replace any such mutilated, destroyed, lost or stolen new notes or to maintain an office or agency in respect of such new notes.

        In the case of any series of debt securities in respect of which the exact amounts of principal of and interest due on such series can be determined at the time of making the deposit referred to below, TIFSA and Tyco at their option at any time may also (i) discharge any and all of their obligations to holders of such series of debt securities ("defeasance"), but may not thereby avoid their duty to register the transfer or exchange of such debt securities, to replace any such mutilated, destroyed, lost, or stolen debt securities or to maintain an office or agency in respect of such series of debt securities or (ii) be released with respect to any outstanding series of debt securities issued under the indenture from the obligations imposed by the covenants described under the captions "Covenants" and "Merger, Consolidation, Sale or Conveyance" above and omit to comply with such covenants without creating an Event of Default ("covenant defeasance"). Defeasance or covenant defeasance may be effected only if, among other things: (i) TIFSA and Tyco irrevocably deposit with the Trustee cash and/or direct obligations of the United States, as trust funds in an amount certified by a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm to be sufficient to pay each installment of principal of, premium, if any, and interest and Additional Amounts, if any, on all outstanding debt securities issued under the indenture on the dates such installments of principal, premium, if any, and interest are due; (ii) no default or Event of Default shall have occurred and be continuing on the date of the deposit referred to in clause (i) or, in respect of certain events of bankruptcy, insolvency or reorganization, during the period ending on the 91st day after the date of such deposit (or any longer applicable preference period); and (iii) TIFSA and Tyco deliver to the Trustee (A) an opinion of counsel to the effect that the holders of such series of debt securities will not recognize any income, gain or loss for United States federal income tax purpose as a result of such deposit and defeasance or covenant defeasance, as applicable, and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance or covenant defeasance, as applicable, had not occurred (in the case of defeasance, such opinion must be based on a ruling of the IRS, or IRS, or a change in United States federal income tax law occurring after the date of the indenture) and (B) an opinion of counsel to the effect that (x) payments from the defeasance trust will be free and exempt from any and all withholding and other taxes imposed or levied by or on behalf of a Taxing Authority, and

(y) holders of such series of debt securities will not recognize any income, gain or loss for Luxembourg income tax and other Luxembourg tax purposes as a result of such deposit and defeasance or covenant defeasance, as applicable, and will be subject to Luxembourg income tax and other Luxembourg tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance or covenant defeasance, as applicable, had not occurred.

Modification of the Indenture

        The indenture contains provisions permitting TIFSA, Tyco and the Trustee, with the consent of the holders of not less than a majority of principal amount of the debt securities under the indenture at the time outstanding of all series affected (voting as one class), to modify the indenture or any supplemental indenture or the rights of the holders of the debt securities, except that no such modification shall (i) extend the final maturity of any of the debt securities or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof, or reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy or impair or affect the right of any holder of such debt securities to institute suit for the payment thereof without the consent of the holder of each of the debt securities so affected or (ii) reduce the percentage in principal amount of the debt securities, the consent of the holders of which is required for any such modification, without the consent of the holders of all debt securities then outstanding.

        The indenture contains provisions permitting TIFSA, Tyco and the Trustee, without the consent of any holders of debt securities under the 1998 indenture, to enter into a supplemental indenture, among other things, for purposes of curing any ambiguity or correcting or supplementing any provision contained in the indenture or in any supplemental indenture or making other provisions in regard to the matters or questions arising under the indenture or any supplemental indenture as the Boards of Directors of TIFSA and Tyco deem necessary or desirable and which does not adversely affect the interests of the holders of such debt securities in any material respect. TIFSA, Tyco and the Trustee, without the consent of any holders of such debt securities, may also enter into a supplemental indenture to establish the form or terms of any series of debt securities as are not otherwise inconsistent with any of the provisions of the indenture.

Concerning the Trustee

        Wilmington Trust Company will serve as the trustee for the new notes. The address of the relevant corporate trust office of the Trustee is Rodney Square North, 1100 North Market Street, Wilmington, DE 19890-1600. The Trustee may hold new notes, or any other debt securities issued under the indenture, act as a depository for funds of, make loans to, or perform other services for, Tyco, TIFSA and their subsidiaries as if it were not the Trustee.

Certain Definitions

        "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets by such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, as the case may be.

        "Affiliate" means, with respect to any specified Person: (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; (ii) any other Person that owns, directly or indirectly, 10% or more of such specified Person's Capital Stock or any officer or director of any such specified Person or other Person; or (iii) any other Person 10% or more of the Voting Stock of which is beneficially owned or held directly or indirectly by such specified Person. For the purposes of this definition, "control" when used with respect to any specified

Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Attributable Debt" means in connection with a Sale and Lease-Back Transaction, as of any particular time, the aggregate of present values (discounted at a rate per annum equal to the average interest borne by all outstanding debt securities issued under the indenture determined on a weighted average basis and compounded semi-annually) of the obligations of TIFSA, Tyco or any Restricted Subsidiary for net rental payments during the remaining term of the applicable lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended). The term "net rental payments" under any lease of any period shall mean the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges.

        "Capital Stock" of any Person means any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person's capital stock, other equity interests whether now outstanding or issued after the date of the indenture, partnership interests (whether general or limited), any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and any rights (other than debt securities convertible into Capital Stock), warrants or options exchangeable for or convertible into such Capital Stock.

        "Consolidated Net Worth" means, at any date, the total assets less the total liabilities, in each case appearing on the most recently prepared consolidated balance sheet of TIFSA or Tyco, as the case may be, and its subsidiaries as of the end of a fiscal quarter of TIFSA or Tyco, as the case may be, prepared in accordance with United States generally accepted accounting principles as in effect on the date of calculation.

        "Consolidated Tangible Assets" means, at any date, the total assets less all intangible assets appearing on the most recently prepared consolidated balance sheet of TIFSA or Tyco, as the case may be, as of the end of a fiscal quarter of TIFSA or Tyco, as the case may be, prepared in accordance with United States generally accepted accounting principles as in effect on the date of calculation.

        "Funded Indebtedness" means any Indebtedness maturing by its terms more than one year from the date of the determination thereof, including any Indebtedness renewable or extendible at the option of the obligor to a date later than one year from the date of the determination thereof.

        "Guarantee" means the unconditional and unsubordinated guarantee by Tyco or any Guarantor of the due and punctual payment of the principal of and interest on the new notes (including premium and Additional Amounts, if any) when and as the same shall become due and payable, whether at the stated maturity, by acceleration, call for redemption or otherwise, in accordance with the terms of such new notes and the indenture.

        "Guarantor" means Tyco or any Subsidiary that after the date of the indenture executes a guarantee of the new notes contemplated by the "Limitation on Indebtedness of Subsidiaries" covenant, until a successor replaces such party pursuant to the applicable provisions of the indenture and, thereafter, shall mean such successor.

        "Indebtedness" means, without duplication, the principal or face amount of (i) all obligations for borrowed money, (ii) all obligations evidenced by debentures, notes or other similar instruments, (iii) all obligations in respect of letters of credit or bankers acceptances or similar instruments (or reimbursement obligations with respect thereto), (iv) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (v) all obligations as lessee which are capitalized in accordance with United States generally accepted accounting principles, and (vi) all Indebtedness of others guaranteed by TIFSA, Tyco or any of their Subsidiaries or for which TIFSA, Tyco or any of their Subsidiaries is legally responsible or liable (whether by agreement to purchase indebtedness of, or to supply funds or to invest in, others).

        "Intangible Assets" means the amount (if any) which would be stated under the heading "Costs in Excess of Net Assets of Acquired Companies" or under any other heading relating to intangible assets separately listed, in each case on the face of the aforesaid consolidated balance sheet.

        "Permitted Subsidiary Indebtedness" means any of the following: (i) Indebtedness in an aggregate amount, without duplication, not to exceed, as of the date of determination, 5% of the Consolidated Tangible Assets of TIFSA or Tyco (excluding any Indebtedness described in clauses (ii) through (viii) herein), as the case may be; (ii) Indebtedness owed to TIFSA, Tyco or any Subsidiary; (iii) obligations under standby letters of credit or similar arrangements supporting the performance of a Person under a contract or agreement in the ordinary course of business; (iv) obligations as lessee in the ordinary course of business which are capitalized in accordance with United States generally accepted accounting principles; (v) Indebtedness that was Permitted Subsidiary Indebtedness at the time that it was first incurred; (vi) Acquired Indebtedness that by its terms is not callable or redeemable prior to its stated maturity and that remains outstanding following such time as the Subsidiary obligated under such Acquired Indebtedness in good faith has made or caused to be made an offer to acquire all such Indebtedness, including, without limitation, an offer to exchange such Indebtedness for securities of TIFSA or Tyco, as the case may be, on terms which, in the opinion of an independent investment banking firm of national reputation and standing, are consistent with market practices in existence at the time for offers of a similar nature, provided that the initial expiration date of any such offer shall be not later than the expiration of the time period set forth in paragraph (c) of the "Limitation of Indebtedness of Subsidiaries" covenant; (vii) Indebtedness outstanding on the date of the indenture and (viii) any renewals, extensions, substitutions, refundings, refinancings or replacements (collectively, a "refinancing") of any Indebtedness referred to in clause (vii) of this definition of "Permitted Subsidiary Indebtedness" of a Subsidiary organized under a jurisdiction other than the United States or any State thereof or the District of Columbia, including any successive refinancings so long as the borrower under such refinancing is such Subsidiary and the aggregate principal amount of Indebtedness represented thereby (or if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness plus any accreted value attributable thereto since the original issuance of such Indebtedness) is not increased by such refinancing plus the lesser of (A) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (B) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of such Restricted Subsidiary incurred in connection with such refinancing.

        "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "Principal Property" means any manufacturing, processing or assembly plant or facility or any warehouse or distribution facility which is used by any U.S. Subsidiary after the date of the indenture, other than any such plants, facilities, warehouses or portions thereof, which in the opinion of the Boards of Directors of TIFSA and Tyco, are not collectively of material importance to the total business conducted by TIFSA, Tyco and their Restricted Subsidiaries as an entirety, or which, in each case, has a book value, on the date of the acquisition or completion of the initial construction thereof by TIFSA or Tyco, as the case may be, of less than 1.5% of Consolidated Tangible Assets of TIFSA or Tyco, as the case may be.

        "Restricted Subsidiary" means any Subsidiary which owns or leases a Principal Property.

        "Sale and Lease-Back Transaction" means an arrangement with any Person providing for the leasing by TIFSA, Tyco or a Restricted Subsidiary of any Principal Property whereby such Principal Property has been or is to be sold or transferred by TIFSA, Tyco or a Restricted Subsidiary to such Person; provided, however, that the foregoing shall not apply to any such arrangement involving a lease for a term, including renewal rights, for not more than three years.

        "Significant Subsidiary Guarantor" means any one or more Guarantors (other than Tyco) which, at the date of determination, together with its or their respective subsidiaries in the aggregate, (i) for the most recently completed fiscal year of TIFSA or Tyco, as the case may be, accounted for more than 10% of the consolidated revenues of TIFSA or Tyco, as the case may be, or (ii) at the end of such fiscal year, was the owner (beneficial or otherwise) of more than 10% of the consolidated assets of TIFSA or Tyco, as the case may be, as determined in accordance with United States generally accepted accounting principles and reflected on TIFSA's or Tyco's, as the case may be, consolidated financial statements.

        "Subsidiary" means any corporation of which at least a majority of the outstanding Voting Stock shall at the time directly or indirectly be owned or controlled by TIFSA, Tyco or by one or more Subsidiaries or by TIFSA, Tyco and one or more Subsidiaries.

        "Voting Stock" of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

BOOK-ENTRY DEBT SECURITIES

Book-Entry, Delivery and Form

        Each series of new notes will be issued in registered, global form. The new notes for each series initially will be represented by notes in registered, global form without interest coupons called collectively the global notes. The global notes will be deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC's nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below. Global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may be held through the Euroclear System, or Euroclear, and Clearstream Banking, S.A., or Clearstream, each as indirect participants in DTC.

        Beneficial interests in the global notes may not be exchanged for notes in certificated form, or certificated notes except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Transfers between participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds.

Exchange of Global Notes for Certificated Notes

        For each series of notes, a global note is exchangeable for certificated notes if:

          (1)   DTC (a) notifies TIFSA and Tyco that it is unwilling or unable to continue as depositary for the global notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, TIFSA and Tyco fail to appoint a successor depositary within 90 days; or

          (2)   TIFSA and Tyco, at their option, notify the applicable trustee in writing that it elects to cause the issuance of the certificated notes.

        In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Depository Procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. TIFSA and Tyco take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

        DTC has advised TIFSA and Tyco that DTC is a limited-purpose trust company created to hold securities for its participating organizations, which we collectively call the participants, and to facilitate the clearance and settlement of transactions in those securities between the participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly, which we collectively call indirect participants. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

        DTC has also advised TIFSA and Tyco that, pursuant to procedures established by it:

          (1)   upon deposit of the global notes, DTC will credit the accounts of the participants with portions of the principal amount of the global notes; and

          (2)   ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interest in the global notes).

        Investors in the global notes who are participants may hold their interests therein directly through DTC. Investors in the global notes who are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are participants in such system. Euroclear and Clearstream will hold interests in the global notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

        The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of the participants, which in turn act on behalf of the indirect participants, the ability of a person having beneficial interests in a global note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described above, owners of beneficial interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "Holders" thereof under the indenture (as supplemented) for any purpose.

        Payments in respect of the principal of, and interest and premium, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder of the notes under the indenture. Under the terms of the indenture, TIFSA, Tyco and the Trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, none of TIFSA, Tyco, the Trustee or any of their agents have or will have any responsibility or liability for:

          (1)   any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global notes; or

          (2)   any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

        DTC has advised TIFSA and Tyco that its current practice, upon receipt of any payment in respect of securities such as the notes, is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee, TIFSA or Tyco. None of TIFSA, Tyco or the Trustee will be liable for any delay by DTC or any of the participants or the indirect participants in identifying the beneficial owners of the notes, and TIFSA, Tyco and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between the participants will be effected in accordance with DTC's procedures and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Crossmarket transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream. DTC has advised us that it will take any action permitted to be taken by a holder of new notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the new notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the new notes, DTC reserves the right to exchange the global notes for certificated notes, and to distribute such new notes to the participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of TIFSA, Tyco, the Trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

LUXEMBOURG, BERMUDA AND U.S. FEDERAL INCOME TAX CONSIDERATIONS

Luxembourg

        The following information is of a general nature only and is based on the laws currently in force in Luxembourg. It does not purport to be a comprehensive description of all tax implications that might be relevant to an investment decision. Holders of new notes who are in doubt as to their tax position should consult a professional tax adviser.

        Please be aware that the residence concept used under the respective headings below applies for Luxembourg income tax assessment purposes only. Any reference in the present section to a tax, duty, levy, impost or other charge or withholding of a similar nature refers to Luxembourg tax law and/or concepts only. Also, please note that a reference to Luxembourg income tax encompasses corporate income tax (impôt sur le revenu des collectivités), municipal business tax (impôt commercial communal), a solidarity surcharge (impôt de solidarité) as well as personal income tax (impôt sur le revenu) generally. Investors may further be subject to net wealth tax (impôt sur la fortune) as well as other duties, levies or taxes. Corporate income tax, municipal business tax as well as the solidarity surcharge invariably apply to most corporate taxpayers resident of Luxembourg for tax purposes. Individual taxpayers are generally subject to personal income tax and the solidarity surcharge. Under certain circumstances, where an individual taxpayer acts in the course of the management of a professional or business undertaking, municipal business tax may apply as well.

  No withholding tax

  Non-resident holders of new notes

        Under Luxembourg general tax laws currently in force and subject to the laws of 21 June 2005 (the Laws) mentioned below, there is no withholding tax on payments of principal, premium or interest made to non-resident holders of new notes, nor on accrued but unpaid interest in respect of the new notes, nor is any Luxembourg withholding tax payable upon redemption or repurchase of the new notes held by non-resident holders of new notes.

        Under the Laws implementing the Council Directive 2003/48/EC of 3 June 2003 on taxation of savings income in the form of interest payments and ratifying the treaties entered into by Luxembourg and certain dependent and associated territories of EU Member States (the Territories), payments of interest or similar income made or ascribed by a paying agent established in Luxembourg to or for the immediate benefit of an individual beneficial owner or a residual entity, as defined by the Laws, which are resident of, or established in, an EU Member State (other than Luxembourg) or one of the Territories will be subject to a withholding tax unless the relevant recipient has adequately instructed the relevant paying agent to provide details of the relevant payments of interest or similar income to the fiscal authorities of his/her/its country of residence or establishment, or, in the case of an individual beneficial owner, has provided a tax certificate issued by the fiscal authorities of his/her country of residence in the required format to the relevant paying agent. Where withholding tax is applied, it is currently levied at a rate of 20% and will be levied at a rate of 35% as of July 1, 2011. Responsibility for the withholding of the tax will be assumed by the Luxembourg paying agent. Payments of interest under the new notes coming within the scope of the Laws would at present be subject to withholding tax of 20%.

  Resident holders of new notes

        Under Luxembourg general tax laws currently in force and subject to the law of 23 December 2005 (the Law) mentioned below, there is no withholding tax on payments of principal, premium or interest made to Luxembourg resident holders of new notes, nor on accrued but unpaid interest in respect of new notes, nor is any Luxembourg withholding tax payable upon redemption or repurchase of new notes held by Luxembourg resident holders of new notes.

        Under the Law payments of interest or similar income made or ascribed by a paying agent established in Luxembourg to or for the benefit of an individual beneficial owner who is resident of Luxembourg will be subject to a withholding tax of 10%. Such withholding tax will be in full discharge of income tax if the beneficial owner is an individual acting in the course of the management of his/her private wealth. Responsibility for the withholding of the tax will be assumed by the Luxembourg paying agent. Payments of interest under the new notes coming within the scope of the Law would be subject to withholding tax of 10%.

  Taxation of corporate holders

  Luxembourg corporate holders

        A corporate holder of new notes who is a resident of Luxembourg for tax purposes, or who has a permanent establishment or a fixed place of business in Luxembourg to which the new notes are attributable, is subject to Luxembourg corporation taxes in respect of the interest paid or accrued on the new notes. Gains realized by a corporate holder of new notes who is a resident of Luxembourg for tax purposes or who has a permanent establishment or a fixed place of business in Luxembourg to which the new notes are attributable, on the sale or disposal of the new notes, are subject to Luxembourg corporation taxes. The exchange of outstanding notes for new notes is deemed a disposal followed by an acquisition, which is generally subject to corporation taxes. A Luxembourg holder of new notes that is governed by the law of 31st July 1929 on pure holding companies, as amended, or by the law of 11th May 2007 on family estate management companies or by the law of 20th December 2002 on undertakings for collective investment, as amended, or by the law of 13th February 2007 on specialized investment funds will not be subject to any Luxembourg income tax in respect of interest received or accrued on the new notes, or on gains realized on the sale or disposal of the new notes or on the exchange of the outstanding notes for the new notes.

  Non-resident corporate holders

        Gains realized by a non-resident holder of new notes who does not have a permanent establishment or fixed place of business in Luxembourg to which the new notes are attributable are not subject to Luxembourg income tax upon the sale or disposal of the new notes.

  Taxation of Individual holders

  Resident individuals

        An individual holder of new notes who is a resident of Luxembourg for tax purposes, is subject to income tax in respect of interest paid on the new notes. Under Luxembourg tax laws, a gain realized by an individual holder of new notes who acts in the course of the management of his private wealth and who is a resident of Luxembourg for tax purposes, on the sale or disposal of the new notes, including a gain realized on the exchange of outstanding notes for new notes, is not subject to Luxembourg income tax, provided this sale or disposal took place at least six months after the acquisition of the notes. An individual holder of new notes, who acts in the course of the management of his private wealth and who is a resident of Luxembourg for tax purposes, however, has to include the portion of the gain corresponding to accrued but unpaid income in respect of the new notes in his taxable income, except if the withholding tax has been levied on such interest in accordance with the Law.

        Gains realized by an individual holder of new notes, who acts in the course of the management of a professional or business undertaking, who is a resident of Luxembourg for tax purposes or who has a permanent establishment or a fixed place of business in Luxembourg to which the new notes are attributable, are subject to Luxembourg income tax at ordinary rates. The exchange of outstanding notes for new notes is deemed a disposal followed by an acquisition, which is generally subject to Luxembourg income tax.

  Non-resident individuals

        Gains realized by a non-resident holder of new notes that does not have a permanent establishment or fixed place of business in Luxembourg to which the new notes are attributable are not subject to Luxembourg income tax on the sale or disposal of new notes.

  Inheritance and gift taxes

        Under present Luxembourg tax laws, if a holder of new notes is a resident for tax purposes of Luxembourg at the time of his death, the new notes are included in his taxable estate for inheritance tax purposes and gift tax may be due on a gift or donation of the new notes.

  No stamp duty

        The issue of the new notes by TIFSA will not be subject to a Luxembourg registration or stamp duty. The sale or disposal of such new notes will not be subject to a Luxembourg registration or stamp duty.

  Wealth tax

        Under present Luxembourg tax laws, a holder of new notes who is a resident of Luxembourg for tax purposes, or a non-resident holder of new notes who has a permanent establishment or a fixed place of business in Luxembourg to which the new notes are attributable, has to take into account the new notes for purposes of the Luxembourg wealth tax, unless a specific exemption applies, or unless the holder of new notes is governed by the law of 31st July 1929 on pure holding companies, as amended, or by the law of 11th May 2007 on family estate management companies or by the law of 20th December 2002 on undertakings for collective investment, as amended, or by the law of 13th February 2007 on specialized investment funds, or is a securitization company governed by the law of 22 March 2004 on securitization, or a capital company governed by the law of 15 June 2004 on venture capital vehicles.

        An individual holder of new notes, whether he or she is resident of Luxembourg or not, will not be subject to Luxembourg wealth tax on the new notes.

Bermuda

        Under current law, no income, withholding or other taxes or stamp, registration or other duties are imposed in Bermuda upon the issue, transfer or sale of the new notes, or payments made in respect of the new notes. As of the date hereof, there is no Bermuda income, company or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable in respect of capital gains realized on a disposition of securities issued by Tyco or in respect of a distribution by us with respect to our securities. Furthermore, we have received from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act of 1966 an undertaking that, in the event of there being enacted in Bermuda any legislation imposing any tax computed on profits or income, including any dividend or capital gains, withholding tax, or computed on any capital assets, gain or appreciation, or any tax in the nature of an estate or inheritance tax or duty, the imposition of such tax shall not be applicable to us or any of our operations or obligations until March 28, 2016. This undertaking applies to securities issued by Tyco. It does not, however, prevent the application of Bermuda taxes to persons ordinarily resident in Bermuda.

United States

        The following discussion summarizes the material U.S. federal income tax consequences of the exchange of outstanding notes for new notes and the beneficial ownership and disposition of the new notes. This summary is based on the Code, regulations issued under the Code, judicial authority and administrative rulings and practice, all as of the date of this prospectus, all of which are subject to change. Any such change may be applied retroactively and may adversely affect the federal tax consequences described in this prospectus. This summary addresses only the tax consequences to investors that own the outstanding notes and will hold the new notes as capital assets and not as part of a hedge, straddle, conversion, constructive sale or other risk reduction transaction for federal income tax purposes.

        HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSIDERATIONS APPLICABLE TO THE OFFER.

        For purposes of this discussion, a "U.S. holder" means a beneficial owner of the new notes that, for U.S. federal income tax purposes, is: (i) a citizen or resident of the United States; (ii) a corporation or other business entity treated as a corporation created or organized in or under the laws of the United States or any state thereof (or the District of Columbia); (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over its administration, and one or more U.S. persons have the authority to control all of its substantial decisions of that trust, or (b) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. As used herein, the term "non-U.S. holder" means a beneficial owner of outstanding notes or new notes that is not a U.S. holder for U.S. federal income tax purposes.

        This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the federal income tax laws (such as insurance companies, partnerships or other entities treated as partnerships for federal income tax purposes, financial institutions, tax-exempt organizations, retirement plans, regulated investment companies, securities dealers, controlled foreign corporations, passive foreign investment companies, U.S. persons that own stock in a controlled foreign corporation or a passive foreign investment company, expatriates or U.S. persons whose functional currency for tax purposes is not the U.S. Dollar). If a partnership holds any outstanding notes or new notes, the federal income tax treatment of a partner of the partnership generally will depend on the status of the partner and the activities of the partnership. Partners of partnerships holding any outstanding notes or new notes should consult their tax advisors. This summary does not discuss any aspect of state, local or non-U.S. taxation.

        We will not seek a ruling from the Internal Revenue Service, referred to herein as the "IRS," with respect to any matters discussed in this section, and we cannot assure you that the IRS will not challenge one or more of the tax consequences described below. When we use the term "holder" in this section, we are referring to a beneficial owner of the outstanding notes or new notes and not the record holder. Persons considering the exchange of outstanding notes for new notes should consult their own tax advisors concerning the application of U.S. federal tax laws to their particular situations, as well as any consequences of the exchange of outstanding notes for new notes and the beneficial ownership and disposition of the new notes arising under the laws of any other taxing jurisdiction.

U.S. Federal Income Tax Consequences of the Exchange Offer to U.S. Holders and Non-U.S. Holders

        A holder of outstanding notes will not recognize any taxable gain or loss on the exchange of an outstanding note for a new note pursuant to the exchange offer, and such holder's tax basis, adjusted issue price, and holding period in the new note will be the same as in the outstanding note.

U.S. Federal Income Tax Consequences to U.S. Holders

  U.S. Federal Income Tax Consequences of the Ownership of the New Notes to U.S. Holders

  Taxation of Interest

        Stated interest on the new notes will be taxable to a U.S. holder as ordinary interest income as the interest accrues or is paid in accordance with such holder's regular method of accounting.

  Determination of Issue Price and Original Issue Discount

        The outstanding notes were deemed issued on June 3, 2008, pursuant to an exchange offer in which the terms of the originally issued notes were modified and a consent fee was paid to the holders of the originally issued notes. The outstanding notes (and thus the new notes) will be treated as being issued with original issue discount, or OID, if their stated redemption price at maturity exceeds their issue price. The definitions of a note's stated redemption price at maturity and issue price are discussed below.

        A note's stated redemption price at maturity is generally defined as the sum of all payments provided by the note other than "qualified stated interest," which is stated interest that is unconditionally payable at least annually at a single fixed rate over the entire term of the note. Stated interest on the new notes that is unconditionally payable at an annual fixed rate of 7.0% in the case of the new notes due in 2019 and 6.875% in the case of the new notes due in 2021 will constitute qualified stated interest and will not be included in the new notes' stated redemption price at maturity. The remaining payments under the new notes will not constitute qualified stated interest for purposes of the OID rules and will be included in the new note's stated redemption price at maturity.

        The determination of the issue price of the outstanding notes (and thus the new notes) will depend on whether the originally issued notes or the outstanding notes that were deemed to be issued in exchange for the originally issued notes on June 3, 2008, were "publicly traded" (for purposes of the original issue discount provisions of the Code). The originally issued notes or the outstanding notes would be treated as publicly traded if, at any time during the 60-day period ending 30 days after the date on which the outstanding notes were deemed to have been issued in exchange for the originally issued notes, the originally issued notes or the outstanding notes were, as the case may be, "traded on an established market" within the meaning of the applicable Treasury Regulations. Subject to certain exceptions, a debt instrument generally will be treated as traded on an established market if (1) it is listed on certain securities exchanges, interdealer quotation systems, or certain foreign exchanges or boards of trade, (2) it is traded either on certain boards of trade that are designated as a contract market or an interbank market, (3) it appears on a system of general circulation that provides a reasonable basis to determine fair market value by disseminating either recent price quotations of identified brokers, dealers, or traders or actual prices of recent sales transactions, or (4) price quotations are readily available from brokers, dealers, or traders within the meaning of the applicable Treasury Regulations and certain other conditions are made.

        If the originally issued notes or the outstanding notes deemed to have been issued in exchange for the originally issued notes on June 3, 2008, were not publicly traded, the issue price of such new notes would equal their stated principal amount. If the originally issued notes were "publicly traded", but the outstanding notes deemed to be issued in exchange therefor were not so traded, the issue price would be equal to the fair market value of the originally issued notes on the date the outstanding notes were deemed to be issued. If the outstanding notes were so traded, their issue price would equal the fair market value of the outstanding notes as of the date the outstanding notes were deemed to be issued. While it is unclear whether either the originally issued notes or the outstanding notes deemed to have been issued in exchange therefor would be considered publicly traded under the applicable Treasury Regulations, we believe that neither the originally issued notes nor the outstanding notes should be considered "publicly traded" (for purposes of the original issue discount provisions of the Code) at the time of the deemed exchange, and therefore the issue price of the outstanding notes (and thus the new notes) will be equal to the stated principal amount of the notes. However, the law relating to the characterization of a debt instrument as a publicly traded instrument is unclear. If, contrary to our belief, either the originally issued notes or the outstanding notes deemed to be issued in exchange therefor were publicly traded during the relevant time period and the fair market value of the originally issued notes or the outstanding notes, as the case may be, as of the issue date of the outstanding notes, is less than the note's stated redemption price at maturity, the outstanding notes (and thus the new notes) would be treated as having been issued with OID.

        Except where it falls under a statutory de minimis rule, any OID would be required to be included in the income of the U.S. holders of the new notes on a constant yield to maturity basis over the term of the new notes and in advance of cash payments attributable to such income regardless of such U.S. holder's regular method of tax accounting. The amount of OID includible in gross income by a U.S. holder of a note for a taxable year would be the sum of the daily portions of OID with respect to the note for each day during that taxable year on which the U.S. holder holds the note. The daily portion is determined by allocating to each day in an "accrual period" a pro rata portion of the OID allocable to that accrual period. The OID allocable to any accrual period would equal (a) the product of the adjusted issue price of the note as of the beginning of such period and the note's yield to maturity less (b) the qualified stated interest allocable to that accrual period. The adjusted issue price of a note as of the beginning of any accrual period would equal its issue price, increased by previously accrued OID, and decreased by the amount of any payments (other than payments of qualified stated interest) made on the note. A U.S. holder's tax basis in a note would be increased by the amount of OID that is includible in the holder's gross income. A U.S. holder would not be required to recognize any additional income upon the receipt of any payment on the notes that is attributable to previously accrued OID, but will be required to reduce its tax basis in the notes by the amount of such payment.

         Acquisition Premium, Market Discount, and Bond Premium.    A U.S. holder (including a U.S. holder that purchased outstanding notes after the deemed exchange) may be subject to the following additional rules:

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  If a U.S. holder has a tax basis in the new notes (or in the outstanding notes that are exchanged for new notes in this exchange) that is more than the issue price of such note but less than the stated redemption price at maturity of such note, such holder has acquisition premium with respect to such excess, and the holder will not include OID (if any) on the new notes in income to the extent of the acquisition premium.

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  If a U.S. holder has a tax basis in the new notes (or in the outstanding notes that are exchanged for new notes in this exchange) that is greater than the stated redemption price at maturity, the holder would be treated as having acquired the new notes with a "premium" equal to the amount of such excess. Such holder would not be required to include any OID (if any) in income with respect to the new notes so acquired. In addition, a holder may elect to amortize such premium over life of the new notes to offset a portion of the stated interest that would otherwise be includible in income. Such an election generally applies to all taxable debt instruments held by the holder on or after the first day of the first taxable year to which the election applies, and may be revoked only with the consent of the IRS.

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  If a U.S. holder has a tax basis in the new notes (or in the outstanding notes that are exchanged for new notes in this exchange) that is less than the issue price of such notes, the holder will be subject to the market discount rules (unless the amount of the excess of the issue price over the basis is less than a specified de minimis amount, in which case market discount is considered to be zero or to the extent that such market discount is converted to OID (if any) as discussed below). If a note is acquired with market discount, a U.S. holder may elect (but is not required)

    to take market discount into income over the remaining life of the note, either on a ratable or economic yield basis. Such an election generally applies to all taxable debt instruments held by the holder on or after the first day of the first taxable year to which the election applies, and may be revoked only with the consent of the IRS.

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  A U.S. holder that held the notes at the time of the deemed exchange of the originally issued notes for outstanding notes on June 3, 2008, and had market discount on the originally notes should consult with its own tax advisor regarding the consequences of the ownership of the new notes, including the consequences of the conversion of market discount to OID if, contrary to our expectations, the new notes are considered to have OID. Although market discount is not required to be taken into income until sale or other disposition of the new notes (unless the election referred to above has been made), OID (if any) would be required to be included in the income on a constant interest basis over the term of the new notes and in advance of cash payments attributable to such income.

  Taxation of Dispositions of New Notes

        Upon the sale, exchange, retirement or other taxable disposition of a new note, a U.S. holder generally will recognize gain or loss equal to the difference between the amount received on such disposition (other than amounts representing accrued and unpaid interest not previously included in income, which will be treated as interest income) and the U.S. holder's tax basis in the new note. A U.S. holder's tax basis in a new note will be, in general, the cost of the new note to the U.S. holder, increased by the amount of OID (if any) or market discount previously included in income, decreased by the amount of bond premium previously amortized, and decreased by any principal payments received in respect of the new note. Gain or loss realized by a U.S. holder on the sale, exchange, retirement or other disposition of a note generally will be treated as U.S. source income or loss. Except to the extent the market discount rules discussed above apply and the holder does not elect to amortize such discount, gain or loss realized on the sale, exchange or retirement of a new note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such sale, exchange or retirement, the new note has been held for more than one year. Net long-term capital gain recognized by a non-corporate U.S. holder generally is subject to U.S. federal income tax at a preferential rate. The deductibility of capital losses is subject to limitations. U.S. holders who sell the new notes at a loss that exceeds certain thresholds may be required to file a disclosure statement with the IRS.

  Information Reporting and Backup Withholding

        When required, we will report to the holders of the new notes and the IRS amounts paid on or with respect to the new notes (including OID, if any) and the amount of any tax withheld from such payments. Certain non-corporate U.S. holders may be subject to backup withholding (currently imposed at a rate of 28%) on payments made on or with respect to the new notes and on payment of the proceeds from the disposition of a new note. In general, backup withholding will apply to a U.S. holder only if the holder:

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  fails to furnish its Taxpayer Identification Number, or TIN, which for an individual is his or her Social Security Number;

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  furnishes an incorrect TIN;

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  is notified by the IRS that it has failed properly to report payments of interest; or

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  under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest payments.

        A U.S. holder will be eligible for an exemption from backup withholding upon providing a properly completed IRS Form W-9 (or substitute form) to us or our paying agent. Backup withholding is not an additional tax and may be refunded or credited against the U.S. holder's U.S. federal income tax liability, provided that certain required information is timely furnished to the IRS. The information reporting requirements may apply regardless of whether withholding is required.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

  Taxation of Interest and Disposition

        In general and subject to the discussion below under "—Backup Withholding and Information Reporting," a non-U.S. holder will not be subject to U.S. federal income or withholding tax on interest (including OID, if any) on new notes or gain upon the disposition of new notes, unless:

  •
  the income or gain is "U.S. trade or business income," which means income or gain that is effectively connected with the conduct by the non-U.S. holder of a trade or business, or in the case of a treaty resident, attributable to a permanent establishment or a fixed base, in the United States; or

  •
  such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met.

        U.S. trade or business income of a non-U.S. holder generally will be subject to regular U.S. income tax in the same manner as if it were realized by a U.S. holder. Non-U.S. holders that realize U.S. trade or business income with respect to the new notes should consult their tax advisors as to the treatment of such income or gain. In addition, U.S. trade or business income of a non-U.S. holder that is a non-U.S. corporation may be subject to a branch profits tax at a rate of 30%, or such lower rate provided by an applicable income tax treaty.

  Backup Withholding and Information Reporting

        If the new notes are held by a non-U.S. holder through the non-U.S. office of a non-U.S. related broker or financial institution, information reporting and backup withholding generally would not be required. Information reporting, and possibly backup withholding in certain circumstances, may apply if the new notes are held by a non-U.S. holder through a U.S., or U.S.-related, broker or financial institution, or the U.S. office of a non-U.S. broker or financial institution and the non-U.S. holder fails to provide appropriate information. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

        The U.S. federal tax discussion set forth above is included for general information only and may not be applicable depending upon a holder's particular situation. Holders should consult their own tax advisors with respect to the tax consequences to them of the exchange of outstanding notes for new notes and the beneficial ownership and disposition of the notes, including the tax consequences under state, local, non-U.S. and other tax laws and the possible effects of changes in federal or other tax laws.

CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the exchange of the outstanding notes and the acquisition, holding and disposition of new notes by employee benefit plans that are subject to Title I of ERISA (as defined herein), individual retirement accounts and other plans that are subject to Section 4975 of the Code (as defined herein) or provisions under any federal, state, local, non-U.S. or other laws or regulations that are substantially similar to such provisions of ERISA or the Code (collectively, "similar laws"), and entities whose underlying assets are considered to include "plan assets" of such employee benefit plans, accounts and other plans (each, a "plan").

        This summary is based on the provisions of ERISA and the Code (and the related regulations and administrative and judicial interpretations) as of the date of this prospectus. This summary does not purport to be complete, and future legislation, court decisions, administrative regulations, rulings or administrative pronouncements could significantly modify the requirements summarized below. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release.

General Fiduciary Matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of an employee benefit plan subject to Title I of ERISA or the Code, and ERISA and the Code prohibit certain transactions. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of a plan or the management or disposition of the assets of a plan or who renders investment advice for a fee (direct or indirect) or other compensation to a plan is generally considered to be a fiduciary of the plan.

        In considering an investment in the new notes of a portion of the assets of a plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan, and the applicable provisions of ERISA, the Code and any similar law. In addition, a fiduciary of such a plan should determine if an investment in the new notes satisfies the fiduciary's duties, including, without limitation, the prudence, diversification and exclusive benefit provisions of ERISA and the Code.

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Code generally prohibit a plan subject to Title I of ERISA or Section 4975 of the Code from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest" under ERISA or "disqualified persons" under the Code (which definitions are substantially similar), unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA or the Code. In addition, the fiduciary of the plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

        The exchange of the outstanding notes and the acquisition, holding and disposition of the new notes by or on behalf of a plan may constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code if TIFSA, Tyco, the trustee or the exchange agent is or becomes a party in interest or disqualified person with respect to a plan involved in the acquisition, holding and disposition of the new notes, unless an exemption is available. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or "PTCEs," that may apply to these transactions, depending on the facts and circumstances. (A PTCE applies for purposes of both ERISA and the Code.) These class exemptions include, without limitation, PTCE 84-14 regarding transactions effected by qualified professional asset managers, PTCE 90-1 regarding investments by insurance company pooled separate accounts, PTCE 91-38 regarding investments by bank collective investment funds, PTCE 95-60 regarding investments by insurance company general accounts, and PTCE 96-23 regarding transactions effected by in-house asset managers as the foregoing exemptions have been amended from time to time, including by PTCE 2002-13. Each of these PTCEs contains conditions and limitations on its application. In addition to the PTCEs, certain statutory exemptions from the prohibited transaction rules also may be available in some circumstances. Fiduciaries of plans that consider acquiring new notes in reliance on any of these or any other PTCEs or statutory prohibited transaction exemptions should carefully review the relevant exemption to assure it is applicable and that its conditions are satisfied.

        Each holder of outstanding notes that acquires new notes and that is a plan or is using plan assets will be deemed to have represented and warranted that the exchange of the outstanding notes and the acquisition, holding and disposition of the new notes will not result in a non-exempt prohibited transaction under ERISA, the Code and any substantially similar applicable law.

        The foregoing discussion is general in nature and is not intended to be all-inclusive. Fiduciaries or other persons considering exchanging outstanding notes and acquiring the new notes on behalf of or with plan assets should consult with their counsel, prior to any such transaction, regarding the potential applicability of ERISA, the Code and any substantially similar laws to such investment and the availability of an applicable exemption.

 PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account in exchange for outstanding notes pursuant to the exchange offer must acknowledge that such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes. Under existing interpretations of the SEC contained in several no-action letters to third parties, the new notes will be freely transferable by holders thereof other than our affiliates after the exchange offer without further registration under the Securities Act; provided, however, that each holder that wishes to exchange its outstanding notes for new notes will be required to represent:

  •
  that any new notes to be received by such holder will be acquired in the ordinary course of its business;

  •
  that at the time of the consummation of the exchange offer such holder will have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes in violation of the Securities Act;

  •
  that such holder is not an "affiliate" (as defined in Rule 405 promulgated under the Securities Act) of TIFSA or Tyco International Ltd.;

  •
  if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of new notes; and

  •
  if such holder is a broker-dealer (a "Participating Broker-Dealer"), such holder will receive new notes for its own account in exchange for outstanding notes that were acquired as a result of market making or other trading activities and that such holder will deliver a prospectus in connection with any resale of such new notes.

        We will agree to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of new notes. If any holder is an affiliate of TIFSA or Tyco International or is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the new notes to be acquired pursuant to the exchange offer, such holder:

  •
  may not rely on the applicable interpretations of the staff of the SEC; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes.

        Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 90 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed, pursuant to the exchange and registration rights agreement, to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and transfer taxes and will indemnify the holders of the outstanding notes and new notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

ENFORCEMENT OF CIVIL LIABILITIES

        TIFSA and Tyco have consented in the 1998 Indenture to jurisdiction in the U.S. federal and state courts in The City of New York and to service of process in The City of New York in any legal suit, action or proceeding brought to enforce any rights under or with respect to the 1998 Indenture, the New Notes and the guarantees. Any judgment against TIFSA or Tyco in respect of the 1998 Indenture, the New Notes or the guarantees, including for civil liabilities under the U.S. federal securities laws, obtained in any U.S. federal or state court may have to be enforced in the courts of Luxembourg or Bermuda. Investors should not assume that the courts of Luxembourg or Bermuda would enforce judgments of U.S. courts obtained against TIFSA or Tyco predicated upon the civil liability provisions of the U.S. federal securities laws or that such courts would enforce, in original actions, liabilities against TIFSA or Tyco predicated solely upon such laws.

Luxembourg

        TIFSA is incorporated under the laws of Luxembourg. Certain members of TIFSA's board of directors are non-residents of the United States and a substantial portion of TIFSA's assets and the assets of its directors are located outside the United States. As a result, you may not be able to effect a service of process within the United States on TIFSA or on such persons or to enforce in Luxembourg courts judgments obtained against TIFSA or such persons in U.S. courts, including actions predicated upon the civil liability provisions of the U.S. federal and state securities laws or other laws. Likewise, it may also be difficult for an investor to enforce in U.S. courts judgments obtained against TIFSA or such persons in courts in jurisdictions outside the United States, including actions predicated upon the civil liability provisions of the U.S. securities laws.

        TIFSA has been advised by Allen & Overy Luxembourg, its Luxembourg counsel, that the United States and the Grand-Duchy of Luxembourg are not currently bound by a treaty providing for reciprocal recognition and enforcement of judgments (other than arbitral awards) rendered in civil and commercial matters. According to such counsel, an enforceable judgment for the payment of monies rendered by any U.S. federal or state court based on civil liability, whether or not predicated solely upon the U.S. securities laws, would not directly be enforceable in Luxembourg. However, a party who received such favorable judgment in a U.S. court may initiate enforcement proceedings in Luxembourg (exequatur) by requesting enforcement of the U.S. judgment to the president of the District Court (Tribunal d'Arrondissement) pursuant to Section 678 of the New Luxembourg code of Civil Procedure. The president of the District Court will authorize the enforcement in Luxembourg of the U.S. judgment if it is satisfied that all of the following conditions are met:

  •
  the U.S. judgment is final and enforceable (executoire) in the United States;

  •
  the jurisdictional ground of the U.S. court is founded according to Luxembourg private international law rules and to the applicable domestic U.S. federal or state jurisdiction rules;

  •
  the U.S. court has applied to the dispute the substantive law which would have been applied by Luxembourg courts;

  •
  the U.S. court has acted in accordance with its own procedural laws;

  •
  the U.S. judgment must not have violated the right of the defendant to present a defense;

  •
  the principles of natural justice have been complied with; and

  •
  the U.S. judgment does not contravene Luxembourg international public policy. In practice, Luxembourg courts tend not to review the merits of a U.S. judgment.

Bermuda

        Tyco is an exempted company organized under the laws of Bermuda. Certain members of Tyco's board of directors are non-residents of the United States, and a substantial portion of Tyco's assets and the assets of its directors are located outside the United States. Additionally, a substantial majority of Tyco's directly held assets consist of shares in TIFSA. There is some doubt as to whether the courts of Bermuda would recognize or enforce judgments of the United States courts obtained against Tyco or its directors or officers based on the civil liabilities provisions of the federal or state securities laws of the United States or would hear actions against Tyco or those persons based on those laws. Tyco has been advised by its legal advisors in Bermuda that the United States and Bermuda do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. The courts of Bermuda would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the United States courts against Tyco under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that:

  •
  such courts had proper jurisdiction over the parties subject to such judgment and was competent to hear the action in accordance with private international law principles as applied in Bermuda;

  •
  such courts did not contravene the rules of natural justice of Bermuda;

  •
  such judgment was not obtained by fraud and is not based on an error in Bermuda law;

  •
  the enforcement of the judgment would not be contrary to the public policy of Bermuda;

  •
  no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda; and

  •
  there is due compliance with the correct procedures under the laws of Bermuda.

        Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, may not be allowed in Bermuda courts as contrary to that jurisdiction's public policy. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court in the United States based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be enforceable in Bermuda. Similarly, those judgments may not be enforceable in countries other than the United States.

 LEGAL MATTERS

        The validity of the notes under New York law will be passed upon for Tyco International Ltd. and TIFSA by Gibson, Dunn & Crutcher LLP, New York, New York, counsel to Tyco International Ltd. and TIFSA. Certain matters under the laws of Bermuda related to the notes will be passed upon by Appleby, Bermuda counsel to Tyco International Ltd. Certain matters under the laws of Luxembourg related to the notes will be passed upon by Allen & Overy Luxembourg, Luxembourg counsel to TIFSA.

EXPERTS

        The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended September 28, 2007, and the effectiveness of the Company's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference which reports:

          (1)   express an unqualified opinion on the financial statements and financial statement schedule and includes explanatory paragraphs referring to a) the Company changed the depreciation method and estimated useful life used to account for pooled subscriber system assets and related deferred revenue from the straight-line method with lives ranging from 10 to 14 years to an accelerated method with lives up to 15 years effective as of the beginning of the fiscal third quarter of 2007, b) the Company adopted the recognition and related disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R) effective September 28, 2007, c) the Company adopted Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143 effective September 29, 2006, d) the Company changed the measurement date of its pension and post retirement plans from September 30 to August 31 in fiscal year 2005, and e) the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective October 1, 2005) and,

          (2)   express an adverse opinion on the effectiveness of the Company's internal controls over financial reporting because of a material weakness.

        Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

ALL TENDERED OUTSTANDING NOTES, EXECUTED LETTERS OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE DIRECTED TO THE EXCHANGE AGENT. QUESTIONS AND REQUESTS FOR ADDITIONAL COPIES OF THE PROSPECTUS, LETTER OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE ADDRESSED TO THE EXCHANGE AGENT AS FOLLOWS:

By mail, hand delivery or overnight courier:

Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, DE 19890-1600

By facsimile transmission
(for eligible institutions only)

Fax: 302-636-4139
Attention: Corporate Client Services

Confirm by telephone:
Tel: 302-636-6181

ORIGINALS OF ALL DOCUMENTS SUBMITTED BY FACSIMILE SHOULD BE SENT PROMPTLY BY HAND, OVERNIGHT COURIER, OR REGISTERED OR CERTIFIED MAIL